AWS Service Terms

Last updated: April 23, 2015

The following Service Terms apply only to the specific Services to which the Service Terms relate. In the event of a conflict between the terms of these Service Terms and the terms of the AWS Customer Agreement or other agreement with us governing your use of our Services (the

“Agreement”), the terms and conditions of these Service Terms apply, but only to the extent of such conflict. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Agreement.

1.	Universal Service Terms (Applicable to All Services)

1.1. You may only use the Services to store, retrieve, query, serve, and execute Your Content that is owned, licensed or lawfully obtained by you.

As used in these Service Terms, “Your Content” includes any “Company Content”. As part of the Services, you may be allowed to use certain software (including related documentation) provided by us or third party licensors. This software is neither sold nor distributed to you and you may use it solely as part of the Services. You may not transfer it outside the Services without specific authorization to do so.

1.2. You must comply with the current technical documentation applicable to the Services (including the applicable developer guides) as posted by us and updated by us from time to time on the AWS Site. In addition, if you create technology that works with a Service, you must comply with the current technical documentation applicable to that Service (including the applicable developer guides) as posted by us and updated by us from time to time on the AWS Site.

1.3. You will provide information or other materials related to Your Content (including copies of any client-side applications) as reasonably requested by us to verify your compliance with the Agreement. We may monitor the external interfaces (e.g., ports) of Your Content to verify your compliance with the Agreement. You will not block or interfere with our monitoring, but you may use encryption technology or firewalls to help keep Your Content confidential. You will reasonably cooperate with us to identify the source of any problem with the

AWS Service Terms

Services that we reasonably believe may be attributable to Your Content or any end user materials that you control.

1.4. If we reasonably believe any of Your Content violates the law, infringes or misappropriates the rights of any third party or otherwise violates a material term of the Agreement (including the documentation, the Service Terms, or the Acceptable Use Policy) (“Prohibited Content”), we will notify you of the Prohibited Content and may request that such content be removed from the Services or access to it be disabled. If you do not remove or disable access to the Prohibited Content within 2 business days of our notice, we may remove or disable access to the Prohibited Content or suspend the Services to the extent we are not able to remove or disable access to the Prohibited Content. Notwithstanding the foregoing, we may remove or disable access to any Prohibited Content without prior notice in connection with illegal content, where the content may disrupt or threaten the Services, pursuant to the Digital Millennium Copyright Act or as required to comply with law or any judicial, regulatory or other governmental order or request. In the event that we remove content without prior notice, we will provide prompt notice to you unless prohibited by law.

1.5. From time to time, we may offer free or discounted pricing programs covering certain usage of the Services (each, a “Special Pricing Program”). We may stop accepting new sign-ups or discontinue a Special Pricing Program at any time. Standard charges will apply after a Special Pricing Program ends or if you exceed the limitations by the Special Pricing Program. You must comply with any additional terms, restrictions, or limitations (e.g., limitations on the total amount of usage) for the Special Pricing Program as described in the offer terms for the Special Pricing Program or on the pricing page for the eligible Service(s). You may not access or use the Services in a way intended to avoid any additional terms, restrictions, or limitations (e.g., establishing multiple AWS accounts in order to receive additional benefits under a Special Pricing Program), and we may immediately terminate your account if you do so. Any data stored or instances provided as part of a Special Pricing Program must be actively used.

1.6. If we make multiple discounts or pricing options for a Service available to you at one time, you will only be eligible to receive one discount or pricing option, and will not be entitled to cumulative discounting and pricing options.

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1.7. You will ensure that all information you provide to us via the AWS Site (for instance, information provided in connection with your registration for the Services, requests for increased usage limits, etc.) is accurate, complete and not misleading.

1.8. From time to time, we may apply upgrades, patches, bug fixes or other maintenance to the Service Offerings (“Maintenance”). We agree to use reasonable efforts to provide you with prior notice of any scheduled Maintenance (except for emergency Maintenance) and you agree to use reasonable efforts to comply with any Maintenance requirements that we notify you about.

2.	Amazon CloudFront

2.1. You must own or have all necessary rights to use any domain name or SSL certificate that you use in conjunction with Amazon CloudFront. You are solely responsible for the renewal, security and proper configuration of any SSL certificates that you provide for use with Amazon CloudFront, including any disclosure of your SSL certificates to third parties.

2.2. Amazon CloudFront requires you to store the original version of Your Content in an origin server (such as Amazon S3). If you use other Services to store the original version of Your Content, you are responsible for the separate fees you accrue for the other Services and for Amazon CloudFront.

2.3 While you will only be charged fees specified for the selected Price

Class, Your Content you select for delivery from edge locations in a Price Class may from time to time be served from edge locations located outside the regions in that Price Class.

2.4 Amazon CloudFront’s Geo Restriction feature may utilize a third party geolocation database, which may not be accurate in all situations.

3.	Amazon Simple Queue Service (Amazon SQS)

3.1. You may not knowingly create and maintain inactive queues. We may delete, without liability of any kind, any of Your Content that sits in an Amazon SQS queue or any Amazon SQS queue that remains inactive for more than the number of days specified in the user documentation.

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4.	Amazon Elastic Compute Cloud (Amazon EC2)

4.1. You are responsible for maintaining licenses and adhering to the license terms of any software you run.

4.2. Using Microsoft Software. In conjunction with the Services, you may be allowed to use certain software (including related documentation) developed and owned by Microsoft Corporation or its licensors (collectively, the “Microsoft Software”). If you choose to use the Microsoft Software, Microsoft and its licensors require that you agree to these additional terms and conditions:

•   The Microsoft Software is neither sold nor distributed to you and you may use it solely in conjunction with the Services.

•   You may not transfer or use the Microsoft Software outside the Services.

•   You may not remove, modify or obscure any copyright, trademark or other proprietary rights notices that are contained in or on the Microsoft Software.

•   You may not reverse engineer, decompile or disassemble the Microsoft Software, except to the extent expressly permitted by applicable law.

•   Microsoft disclaims, to the extent permitted by applicable law, all warranties by Microsoft and any liability by Microsoft or its suppliers for any damages, whether direct, indirect, or consequential, arising from the Services.

•   Microsoft is not responsible for providing any support in connection with the Services. Do not contact Microsoft for support.

•   You are not granted any right to use the Microsoft Software in any application controlling aircraft or other modes of human mass transportation, nuclear or chemical facilities, life support systems, implantable medical equipment, motor vehicles, weaponry systems, or any similar scenario (collectively, “High Risk Use”). Microsoft and its suppliers disclaim any express or implied warranty of fitness for High Risk Use. High Risk Use does not include utilization of the Microsoft Software for administrative purposes, to store configuration data, engineering and/or configuration tools, or other non-control applications, the failure of which would not result in death, personal injury, or severe physical or environmental damage. These noncontrolling applications may communicate with the applications that perform the control, but must not be directly or indirectly responsible for the control function.

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4.3. Using Novell Software. In conjunction with the Services, you may be allowed to use certain software (including related documentation) developed and owned by Novell, Inc. or its licensors (collectively, the “Novell Software”). If you choose to use the Novell Software, Novell and its licensors require that you agree to these additional terms and conditions:

•   Your use of the Novell Software is subject to the terms and conditions of the Novell End User License Agreement (“Novell EULA”) provided with the Novell Software. By using the Novell Software, you hereby agree to be bound by the terms of the applicable Novell EULA, which is presented the first time you access the relevant machine image.

4.4. Using Red Hat Software. In conjunction with the Services, you may be allowed to use certain software (including related support, maintenance, and documentation) developed, owned or provided by Red Hat, Inc. or its licensors

(collectively, the “Red Hat Software”). If you choose to use the Red Hat Software, Red Hat and its licensors require that you agree to these additional terms and conditions:

•   Red Hat disclaims any (i) warranties with respect to the Red Hat Software and (ii) liability for any damages, whether direct, indirect, incidental, special, punitive or consequential, and any loss of profits, revenue, data or data use, arising from your use of the Red Hat Software.

•   Your use of the Red Hat Software is subject to the terms and conditions of the Red Hat Cloud Software Subscription Agreement currently located at www.redhat.com/licenses/cloud_cssa/ (the “Red Hat CSSA”). By using the Red Hat Software, you hereby agree to be bound by the terms of the Red Hat CSSA.

4.5.          Spot Instance Pricing. You may request that certain Amazon EC2 instances run pursuant to the spot instance pricing and payment terms (“Spot Instance Pricing”) set forth on the Amazon EC2 product detail page on the AWS Site (each requested instance, a “Spot Instance”). You must request Spot Instances through the AWS Management Console or by using API tools (“Spot Instance Request”). As part of your Spot Instance Request, you must specify the maximum hourly price you are willing to pay to run the requested Spot Instances (“Your Maximum Price”). Unless you specify a permissible alternative termination date, your Spot Instance Request will remain active until we fulfill it or you cancel it. We set the price for Spot Instances (the “Spot Price”), which may vary over time based on a number of factors, including the amount of available compute capacity we have available and the price you and other customers are willing to pay for Spot Instances (e.g., supply and demand). While a

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requested Spot Instance remains running, you will be charged the current Spot Price in effect at the beginning of each instance hour. You will not be charged more than Your Maximum Price. We may terminate Spot Instances at any time and without any notice to you if we determine the current Spot Price equals or exceeds Your Maximum Price. If we terminate your Spot Instance, you will only be charged for each full hour the Spot Instance ran. Unless you designate your Spot Instance Request as a persistent request, terminated Spot Instances will not automatically restart. You should save your work frequently and test your application to ensure it is fault tolerant and will correctly handle interruptions. We have no liability whatsoever for any damages, liabilities, losses (including any corruption, deletion, or destruction or loss of data, applications or profits), or any other consequences resulting from our termination of any Spot Instance. Spot Instances may not be used with certain Services, features and third-party software we specify, including Amazon DevPay, IBM software packages, or Microsoft SQL Server. You may not, directly, indirectly, alone or in cooperation with any third party, attempt to control, influence or manipulate the price for Spot Instances. Without limiting the foregoing, you may not submit requests for Spot Instances through any third party (e.g., “proxy bidding”) or share information with any third party regarding the maximum prices specified in your Spot Instance Requests. We may modify or terminate the Spot Instance Pricing program at any time. In addition to the Spot Instance Pricing, Spot Instances are subject to all data transfer and other usage fees applicable under the Agreement.

4.6.          EC2 Reserved Instance Pricing. You may designate Amazon EC2 instances as subject to the reserved pricing and payment terms (“EC2 Reserved Instance Pricing”) set forth on the Amazon EC2 detail page on the AWS Site (each designated instance, a “EC2 Reserved Instance”). You may designate instances as EC2 Reserved Instances by calling to the Purchasing API or selecting the EC2

Reserved Instance option in the AWS console. When you designate instances as

Reserved Instances, you must designate an availability zone, instance type, EC2 Reserved Instance type, and quantity for the applicable EC2 Reserved Instances.

The EC2 Reserved Instances may only be used in the designated availability zone. We may change EC2 Reserved Instance Pricing at any time but price changes will not apply to previously designated EC2 Reserved Instances, except as described in this Section 4.6. If Microsoft increases the license fees it charges for Windows, or if Red Hat increases the license fees it charges for Red Hat Enterprise Linux (“RHEL”), we may make a corresponding increase to the per-hour usage rate (or institute a corresponding per-hour usage rate) for EC2 Reserved Instances with Windows or RHEL. Any increase in (or institution of) the per-hour usage rate for

EC2 Reserved Instances with Windows will be made between December 1 and January 31, and we will provide 30 days’ notice. For any increase in (or institution of) the per-hour usage rate for EC2 Reserved Instances with RHEL we will provide 30 days’ notice.

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If this happens, you may: (a) continue to use your EC2 Reserved Instances with Windows or RHEL with the new per-hour usage price;

(b) convert your EC2 Reserved Instances with Windows or RHEL to comparable

EC2 Reserved Instances with Linux; or (c) terminate your EC2 Reserved Instances with Windows or RHEL and receive a pro rata refund of the up-front fee you paid for the terminated EC2 Reserved Instances with Windows or RHEL. We may terminate the EC2 Reserved Instance Pricing program at any time. EC2 Reserved Instances are nontransferable, except in accordance with the requirements of the RI Marketplace. All amounts paid in connection with the EC2 Reserved Instances are nonrefundable, except that if we terminate the Agreement other than for cause, terminate an individual EC2 Reserved Instance type, or terminate the EC2 Reserved Instance Pricing program, we will refund you a pro rata portion of any up-front fee paid in connection with any previously designated EC2 Reserved Instances. You may not purchase EC2 Reserved Instances for the purpose of reselling them in the RI Marketplace, and we reserve the right to refuse or cancel your purchase if we suspect you are doing so. Upon expiration or termination of the term of EC2 Reserved Instances, the EC2 Reserved Instance pricing will expire and standard on-demand usage prices will apply to the instances. In addition to being subject to EC2 Reserved Instance Pricing, EC2 Reserved Instances are subject to all data transfer and other fees applicable under the Agreement.

4.7 EC2 Reserved Instance (RI) Marketplace.

A.           Eligibility. The rights to an active EC2 Reserved Instance can be offered for sale through the RI Marketplace as long as (1) the remaining term on the Reserved Instance is greater than one month, and (2) your payment of the upfront charge for it has been received and processed (for credit card purchases, 30 days after you have paid the upfront fee, and for invoice purchases, after you have paid the applicable invoice) (a “Marketable EC2 Reserved Instance”). The characteristics of the

Marketable EC2 Reserved Instance (e.g., Instance Type, Platform,

Region, Availability Zone, Tenancy, Hypervisor, Reserved Instance Type, Duration, and Hourly Price) will remain as originally designated. The term for the Marketable EC2 Reserved Instance will be the remainder of the original EC2 Reserved Instance term rounded down to the nearest month (for example, an EC2 Reserved Instance with 9 months and 16 days until expiration will be listed and sold as a 9 month Marketable EC2 Reserved Instance). You can be a “Seller” if you are a current AWS customer in good standing, you have a Marketable EC2 Reserved Instance associated with your AWS account, and you complete the registration process through your AWS account. Non-U.S.-based entities may not be Sellers without providing the Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding) to establish that you are not a U.S. person. You can be a “Buyer” if you

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are a current AWS customer in good standing. You can resell an EC2 Reserved Instance that you previously purchased through the RI Marketplace. You may not resell an EC2 Reserved Instance that you purchased through a discount program (Reserved Instance Volume Discounts or otherwise) without obtaining our prior approval.

B.           Submitting Marketable EC2 Reserved Instance for Sale. As a Seller, you will set the one-time price for your Marketable EC2 Reserved Instance. The hourly price will be the then-current hourly price for that type of EC2 Reserved Instance, and you will not receive any funds collected from payments associated with the hourly prices. You will pay the then-current fee to us specified on the AWS Site when your Marketable EC2 Reserved Instance is sold. Your Marketable EC2

Reserved Instance will be available for sale after you list it in the RI Marketplace, but it will remain yours and you will be able to use it until it is sold. You may remove a listing of Marketable EC2 Reserved Instance from the RI Marketplace at any time before it has been purchased by a Buyer. We may remove Marketable EC2 Reserved Instance from the RI

Marketplace at any time for any reason. Once sold and transferred to a Buyer, a Seller will have no rights to that Marketable EC2 Reserved Instance.

C.           Our Role. As a Seller, you will be the seller of record of your rights to a Marketable EC2 Reserved Instance. Except as expressly set forth in these Service Terms, we are not involved in any underlying transaction between you and any Buyer. We or our affiliates may also participate in the market as a Seller or a Buyer.

D.           Processing of Transactions; Collection of Transaction Proceeds. On Seller’s behalf, we will process all payments for Transactions and collect the applicable Transaction Proceeds. “Transaction” means any sale of Marketable EC2 Reserved Instance through the RI Marketplace. “Transaction Proceeds” means the gross sales proceeds received by us from any Transaction. You will ensure that all fees and charges payable by Buyers for Marketable EC2 Reserved Instance are billed and collected through us and you will not offer or establish any alternative means of payment. We may impose transaction limits on some or all Buyers and Sellers relating to the value of any Transaction or disbursement, the cumulative value of all Transactions or disbursements during a period of time, or the number of Transactions that we will process over a period of time. We may withhold for investigation, or refuse to process, any of your Transactions that we suspect is fraudulent, unlawful or otherwise violates the terms of these Service Terms, the Agreement, or our Acceptable Use Policy. For each Transaction, we will not remit Transaction Proceeds to a

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Seller, and the Marketable EC2 Reserved Instance will be available to the Buyer, until after we have successfully processed payments for that Transaction from the Buyer.

E.            Remittance of Transaction Proceeds to Sellers. At the end of each business day, we will pay to you all due and payable Transaction Proceeds that we have collected as of the date that is 2 business days prior to the date of payment. We will deduct from each payment any applicable fees and charges due to us related to Marketable EC2 Reserved Instances. The applicable fees and charges are posted on the AWS Site and may be changed from time to time. We may withhold, deduct, or setoff any amounts payable by you to us or our affiliates against any Transaction Proceeds. Payments will be made only to an

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ACH-enabled bank account located in the United States that you register with us. If there is an error in the processing of any Transaction, you authorize us to initiate debit or credit entries to your designated bank account, to correct such error, provided that any such correction is made in accordance with applicable laws and regulations. If we are unable to debit your designated bank account for any reason, you authorize us to resubmit the debit, plus any applicable fees, to any other bank account or payment instrument that you have on file with us or to deduct the debit and applicable fees from future Transaction Proceeds.

F.            Taxes. Sellers are responsible for the calculation, validation and payment of any and all sales, use, excise, import, export, value added, withholding and other taxes and duties assessed, incurred or required to be collected (“Taxes”) or paid for any reason in connection with any Transaction and with Marketable EC2 Reserved Instance. We are not obliged to determine whether any Taxes apply to any Transaction, and we are not responsible for remitting Taxes to any taxing authority with respect to any Transaction, or for reporting any information (including the payment of Taxes) with respect to any Transaction. Each Seller will indemnify us and our affiliates against any claim or demand for payment of any Taxes imposed in connection with any Transaction, and for any fines, penalties, or similar charges imposed as a result of the Seller’s failure to collect, remit or report any Taxes in connection with any Transaction.

G.           Data Collection and Sharing. For each Seller, we will collect the necessary data and tax forms to enable compliance with applicable tax laws. For example, for U.S.-based Sellers, we will collect and retain Seller name and address, and may collect the tax identification number and other data as needed to comply with Form 1099K reporting requirements; for non-U.S.-based Sellers, we will collect and retain a Form W-8BEN tax form (which includes name, address, and a signature) as proof that you are exempt from Form 1099K reporting. For each Buyer, we will collect and retain the Buyer’s name and address. Buyers and Sellers will not know the name of the other party to the Transaction until the Transaction is completed. Upon completion of the Transaction, we will share the applicable Buyer’s city, state, and zip with the Seller so that the Seller can calculate the appropriate tax (if any) to remit to the appropriate government entity. We will share the Seller’s legal name on the Buyer’s invoice. Buyers and Sellers may not use information about the

Transaction or about the other party gained in connection with a Transaction (“Transaction Information”) for any purpose that is not related to the Transaction. For example, you may not, directly or indirectly: (1) disclose any Transaction Information to any third party, except as necessary for you to perform your tax obligations or other obligations under these Service Terms and only if you ensure that every recipient uses

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the information only for that purpose and complies with these restrictions; (2) use any Transaction Information for any marketing or promotional purposes whatsoever; (3) use any Transaction Information in any way inconsistent with applicable law; (4) contact a party to influence them to make an alternative sale or purchase; (5) disparage us, our affiliates or any of their or our respective products; or (6) target communications of any kind on the basis of the intended recipient being an RI Marketplace Buyer or Seller.

4.8	You may only use the AWS Management Pack for System Center on computer equipment owned or controlled by you for your internal business purposes, solely to access Your Content used in connection with the Services. Your use of the AWS Management Pack for System

Center is governed by the license agreement, located here: AWS Management Pack for System Center License Agreement http://aws.amazon.com/windows/system-center/aws-mp-license.

4.9        Dedicated Instances. You may request that certain Amazon EC2 instances run on physically isolated host hardware dedicated to a single customer account (each requested instance, a “Dedicated Instance”), using the process set forth on the Amazon EC2 Dedicated Instance detail page on the AWS Site. As part of using Amazon EC2 Dedicated Instances, you agree that Dedicated Instances are subject to reboot Maintenance at most once every three months. Except for emergency reboot Maintenance, we agree to provide 14 days’ notice prior to reboot Maintenance of Dedicated Instances. We have no liability whatsoever for any damages, liabilities, losses (including any corruption, deletion, or destruction or loss of data, applications or profits), or any other consequences resulting from rebooting Dedicated Instances.

4.10     Microsoft BYOL Licensing. Under this option, Amazon EC2 enables you to provision Amazon EC2 instances using Microsoft Developer Network Software. You can use this benefit only if you meet the requirements described here .

5.	Alexa® Web Services

5.1. You may use Alexa® Web Services to create or enhance applications or websites, to create search websites or search services, to retrieve information about websites, and to research or analyze data about the traffic and structure of the web.

5.2. You may not display data you receive via the Alexa® Services that has been cached for more than 24 hours.

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5.3. You may not resell or redistribute the Alexa® Web Services or data you access via the Alexa® Web Services.

5.4. You may use data you receive from the Alexa® Web Services, such as web site traffic data, to enhance your application or website, but may not use it in any application whose primary purpose is to display the same or related data or whose primary purpose is to compete with www.alexa.com .

6.	Amazon Flexible Payments Service (Amazon FPS)

6.1. The terms in this Section 6 apply only to Amazon FPS and use of Your

Content with the web-based payment service provided by Amazon Payments, Inc. (“Amazon Payments”) that enables the processing of payment transactions initiated by third parties, and that may include, without limitation, the processing and settlement of credit card transactions, bank transfers, or the administration of prepaid or post-paid balances (the “Payment Service”).

6.2. You may:

•   access and use Amazon FPS to enable use of the Payment Service by users who have an appropriate Payment Service account (each, an “Amazon Payments User”) via Your Content in accordance with any applicable FPS Specifications (as defined below);

•	install, copy, and use the software development kit provided by us as part of Amazon FPS, including the related development guides and technical documentation (collectively, the “FPS SDK”), and access and use the online testing environment made available by us (the “FPS

Sandbox”), in each case as necessary to internally develop and test

Your Content for use with the Payment Service; and

•   create, incorporate, compile, and copy derivative works of the sample computer programming code provided by us for development and testing of Your Content (the “FPS Sample Code”) as part of Your Content for distribution in machine readable binary form or object code form to Amazon Payments Users as necessary for them to use the Payment Service. Use of FPS Sample Code is also subject to any additional license terms included with the FPS Sample Code. Such additional terms will control in the event of any inconsistency or conflict with the Agreement.

6.3.  The FPS SDK, FPS Sample Code, and FPS Specifications (as defined below) constitute Amazon Properties. Except as expressly authorized by this Section 6,

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you may not sublicense, loan, sell, assign, lease, rent, transfer, act as a service bureau, distribute or grant rights to any person or entity in Amazon FPS, the FPS SDK, the FPS Sandbox or the Payment Services.

6.4.  You and Your Content will comply with any technical and operational specifications and other documentation or policies provided or made available by us or Amazon Payments with respect to Amazon FPS or the Payment Service respectively (the “FPS Specifications”). We reserve the right to update or modify the FPS Specifications at any time. Prior to making Your Content generally available for commercial use, you will thoroughly test Your Content to ensure that it operates properly with Amazon FPS, including without limitation that it complies with the FPS Specifications.

6.5.  We may review and test Your Content to confirm that it operates properly with Amazon FPS and complies with the FPS Specifications, using review and test processes determined in our sole discretion. You agree to correct any material errors, defects or other non-compliance of which you become aware, including from review and test results provided by us. We may make modifications, updates or upgrades to Amazon FPS, the FPS SDK, or FPS Specifications. In such event, you will test and, if necessary, modify Your Content to ensure that it continues to operate properly with the then-current version of Amazon FPS, the FPS SDK, and FPS Specifications.

6.6.  You must establish and maintain a payments account with Amazon Payments to use Your Content commercially with Amazon FPS and to access the Payment Service. Your use of the Payment Service is subject to Amazon Payment’s policies, procedures, and user agreements, and any breach of the foregoing will constitute a breach of the Agreement. In addition to the limitations described in the Agreement, any use of the Amazon Payments logo and trademark is subject to the trademark usage guidelines issued by Amazon Payments.

6.7.  You are responsible for (a) the collection and payment of any and all sales, use, excise, import, export, value added and other taxes and duties assessed, incurred or required to be collected or paid for any reason in connection with any offer or sale of products or services by you, including Your Content, and (b) any payment transaction that is initiated using Your Content that is charged back or reversed (a “Chargeback”) to the extent that such Chargeback is attributable to any error, act or omission of you or Your Content and is not otherwise recovered by Amazon Payments from an Amazon Payments User. You will indemnify and reimburse

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Amazon Payments and its affiliates against any claim or demand for payment of any such taxes or any Chargebacks.

6.8.  You represent, warrant, and covenant that you will at all times:

•   represent the capabilities and features of the Payment Service consistent with our description of such capabilities and features and avoid false, deceptive, misleading or unethical practices that may be detrimental to us or Amazon Payments, the Payment Service, Amazon Payments Users or other third parties;

•   refrain from providing warranties or disclaimers with respect to the Payment Service;

•   promptly investigate and report to us all complaints received by you with regard to Amazon FPS and the Payment Service, and make every reasonable effort to maintain and promote good public relations for us in the handling of any such complaints; and

•   ensure that the terms of any agreements between you and any Amazon Payments User are consistent with the terms of the Agreement and these Service Terms.

7.	Amazon DevPay Service (Amazon DevPay)

7.1. You may use Amazon DevPay to: (a) sell to end users (“Customers”) use of

Your Content that you develop and make available with the Services (the “Bundled Application”), including machine images that you develop; (b) establish accounts for Customers that use the Bundled Application (“Customer Accounts”); (c) manage features of Customer Accounts; and (d) receive payments from Customers for Bundled Applications.

7.2. You will establish the pricing applicable to Customers for their use of any Bundled Application. We will only be responsible for collecting those fees that are fully disclosed and properly configured within the DevPay Service. The fees you charge to Customers for your Bundled Applications through the DevPay Service (as further described in Section 7.6 below) must constitute the full and complete fees you charge Customers for such Bundled Applications. You may not charge or impose any additional or supplemental fees for Bundled Applications other than those disclosed through the DevPay Service. While you are using the DevPay Service, you shall not establish any alternative means of payment for such Bundled Applications. The foregoing does not limit your ability to charge and receive payments for goods and services other than the Bundled Application sold through the DevPay Service.

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7.3. You are responsible for designating all terms and conditions applicable to the use of the Bundled Application; provided that, use of the underlying Services are subject to the terms of the Agreement which will control in the event of a conflict. We may require users to register an AWS account (including agreeing to the terms of the Agreement) in order to use Amazon EC2 or other Services associated with the Bundled Application. You may not extend on behalf of us any written or oral warranty or guarantee, or make any representation or claim, with respect to the Services without our prior written consent. Upon termination of the Agreement or the Amazon Payments User Agreement for any reason, all access by Customers with respect to your Bundled Applications may be terminated by us.

7.4. Except as set forth in Section 7.5 below, you are fully liable for all charges incurred for Services under your account identifiers or those assigned to your Customers for your Bundled Applications. All Services will be charged at the then current price applicable to such Services under the Agreement. Payments will be processed by Amazon Payments, Inc. and are subject to the terms of the Amazon Payments User Agreement , including your liability for chargebacks. All payments collected using the DevPay Service are subject to the then current processing fee described on the DevPay detail page on the AWS Site.

Amounts owed under the Agreement may be deducted from proceeds collected under the Amazon Payments User Agreement .

7.5. If we are unable to collect the fees you specify from your Customers for the sale of your Bundled Applications (“Customer Fees”) or a prior transaction for those fees is reversed, you will not be responsible for paying the fees for the Services used by you and your Customer (“Service Fees”) and AWS will have no obligation to remit or otherwise seek collection of the Customer Fees, provided that the payment failure is due to:

•   AWS’s inability to charge a Customer’s credit card for the Customer Fees, or

•   A transaction is reversed as a result of a Chargeback (as described in the Amazon Payments User Agreement ) because the transaction was not authorized or was otherwise fraudulent.

In addition, in the applicable month, the Customer Fees charged must exceed the Service Fees. In the event of such a payment failure, we may recover or otherwise set off any Customer Fees from you that we collected in the month to the extent they do not exceed the Service Fees. In the event that either you or AWS is subsequently able

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to collect the Customer Fees, you will pay to AWS the corresponding Service Fees as provided in the Agreement.

7.6.      We will host and make available to Customers a customer interface (“Customer UI”) permitting (a) the display to Customers of certain pricing, terms and conditions and other information you provide to us regarding your Bundled Applications (“Subscription Information”) and (b) Customers to engage in certain functions with respect to your Bundled Applications, such as account establishment, account termination, payment authorization and termination rights. We will define and control the fields and format for the Customer UI and for Subscription Information. We retain all rights to the Customer UI, including its look and feel, and you will not copy or mimic the Customer UI in any manner.

7.7.      You are responsible for ensuring and shall ensure that all Subscription Information (as you provide it to us and as it is ultimately shown on the Customer UI) is: (a) full, accurate and complete, (b) not misleading; and (c) in compliance, in all respects, with applicable laws. You must promptly update the Subscription Information when and as necessary to ensure that the Subscription Information continues to comply with the foregoing requirements, even if the updates are necessary as a result of changes we make to the data input fields or to the Customer UI.

7.8.      You are responsible for providing customer service (if any) to Customers for your Bundled Applications. We shall have no obligation to provide customer or technical support to any Customer for Bundled Applications; provided that, we will provide support to Customers regarding billing and payment questions.

7.9.      You will use the communication methods we establish through the DevPay Services for the administration of Customer Accounts, including, but not limited to, any communications regarding Customer Account termination or pricing changes.

7.10.   You acknowledge and agree that we may take any of the corrective action regarding Customer Accounts to the extent we deem necessary or appropriate, in our sole discretion, to (a) comply with law, (b) enforce or apply the Agreement, the Amazon Payments User Agreement , or other agreements or policies applicable to the Services or DevPay Service, or (3) protect the rights, property or safety of our business, a Customer, or any third party. Corrective action may include (i) suspending, canceling or closing of Customer Accounts; (ii) reestablishment of Customer Accounts; and (iii) waiving or refunding of fees on Customer Accounts. We shall have no liability to you for taking any such actions. You shall promptly comply with any actions we take

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or may require of you regarding Customer Accounts. These actions may include, without limitation, reimbursing us for Customer refunds we issue, discontinuing provision of services on Customer Accounts we cancel, and re-establishment of services on Customer Accounts we re-establish. Should you ask us to close a Customer Account by using a method we have provided for that purpose, we will endeavor to close the Customer Account reasonably promptly, but we shall have no liability to you for the speed with which we do so or for our failure to do so. You shall indemnify and hold us and our employees, officers, directors and representatives, harmless from and against any and all claims, losses, damages, liabilities, judgments, penalties, fines, costs and expenses (including reasonable attorneys fees), arising out of or in connection with any claim based on or related to any actions we may take with respect to any Customer Account at your direction, including, without limitation, any closure of a Customer Account.

7.11.   You acknowledge and agree that: (a) you have no expectation and have received no assurances that your business relationship with us will continue beyond the Term (or its earlier termination), that any investment by you in the promotion of any Bundled Application will be recovered or recouped, or that you will obtain any anticipated amount of profits; and (b) you will not have or acquire by virtue of the DevPay Services or otherwise any vested, proprietary or other right in the promotion of any Services or in any related goodwill created by your efforts.

8.	Amazon SimpleDB Service (Amazon SimpleDB)

8.1. If during the previous six (6) months you have incurred no fees for Amazon SimpleDB and have registered no usage of Your Content stored in Amazon SimpleDB, we may delete, without liability of any kind, Your Content that is stored in Simple DB upon thirty (30) days prior notice to you.

9.	Amazon Fulfillment Web Service (Amazon FWS)

9.1. You may only access and use Amazon FWS to query, access, transmit and receive product and shipping information related to your use of the Fulfillment by Amazon service (“FBA Service”) sold and provided by Amazon Services LLC (“Amazon Services”) in accordance with any applicable FBA Specifications (as defined below).

9.2. To use Amazon FWS, you must have an Amazon seller account (your “Seller Account”) that is in good standing and be registered to use the FBA Service. Your use of the FBA Service and your Seller Account is solely subject to Amazon Services’ policies, procedures, the Amazon Business Services Agreement or other applicable user

AWS Service Terms	-17-

agreements. Amazon FWS is only a technical interface that enables you to access and process certain information related to your Seller Account. AWS will have no liability to you or any third party related to your Seller Account.

9.3. You may use Amazon FWS only to administer product and shipping information associated with your Seller Account. When registering for Amazon FWS, you must use the same username and password which is associated with your Seller Account. You may not develop or use an application to access Amazon FWS that collects, processes or stores the account identifiers or other security credentials (including usernames and passwords) of any third party associated with AWS or any of its affiliates.

9.4. You and Your Content will comply with any technical and operational specifications, security protocols and other documentation or policies provided or made available by us with respect to Amazon FWS (the “FBA Specifications”). We reserve the right to update or modify the FBA Specifications at any time. Prior to making Your Content available for commercial use, you will thoroughly test Your Content to ensure that it operates properly with Amazon FWS, including, without limitation, that it complies with the FBA Specifications.

10.	Amazon Elastic MapReduce

10.1. We may collect certain information about computing jobs you run using Amazon Elastic MapReduce, including CPU utilization, memory usage, IO performance, and error and information messages.

10.2. You are responsible for all fees incurred from your use of Amazon Elastic MapReduce regardless of the results obtained, the quality of the resulting data, or whether a computing job runs successfully. Use of Amazon Elastic MapReduce requires use of Amazon EC2 and Amazon S3, and certain features require use of Amazon SimpleDB. You are responsible for the separate fees you accrue for Amazon EC2, Amazon S3, and Amazon SimpleDB.

10.3. You are solely responsible for monitoring the status of your computing jobs. We may throttle or terminate computing jobs that we determine degrade the performance of Amazon Elastic MapReduce, the Services, or any component of the Services. We are not responsible for any data loss or data corruption that occurs as part of your computing jobs.

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11.	Amazon CloudWatch and Auto Scaling

11.1. You may only use Amazon CloudWatch to perform monitoring and auto-scaling functions in connection with Amazon EC2. Amazon CloudWatch enables Auto Scaling in connection with Amazon EC2. Auto Scaling requires use of both Amazon CloudWatch and Amazon EC2.

11.2. In connection with Auto Scaling, we may launch additional Amazon EC2 instances or terminate Amazon EC2 instances based on conditions you set. You are responsible for the separate fees you accrue for Amazon EC2. You are responsible for all fees incurred from your use of Amazon CloudWatch and Auto Scaling regardless of the results obtained or the quality or timeliness of the results. Charges for Amazon CloudWatch will accrue as soon as you use begin using Amazon CloudWatch or Auto Scaling functionality.

11.3. Amazon CloudWatch collects and stores certain information for the Amazon EC2 instances you are monitoring, including CPU utilization, data transfer, and disk usage and activity.

12.	Elastic Load Balancing

12.1. You may only use Elastic Load Balancing to provide load balancing functionality in connection with Amazon EC2. You must have instances running in all Availability Zones across which you want to balance loads with Elastic Load Balancing.

12.2. Use of Elastic Load Balancing requires use of Amazon EC2. You are responsible for the separate fees you accrue for Amazon EC2. You are responsible for all fees incurred from your use of Elastic Load Balancing regardless of the results obtained or the quality or timeliness of the results. Charges for Elastic Load Balancing will accrue as soon as you use begin using Elastic Load Balancing functionality.

13.	AWS Import/Export

13.1. You may send physical storage media (the “Media”) to us that we will use to either (a) transfer data contained on the Media into supported storage Services (such as Amazon S3, Amazon EBS, and Amazon Glacier) as Your Content or (b) transfer certain of Your Content to the Media (such data contained on Media either before or after transfer, “Data”) and provide the Media to you.

13.2. You will comply with all specifications and documentation for AWS

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Import/Export (including the AWS Import/Export Pack and Ship Check

List ) as posted by us and updated by us from time to time on the AWS Site, including Media, shipping and encryption requirements. You will be solely responsible for all shipping and handling costs (including costs of freight and transit insurance) for shipping Media to or from us. We may pay some reasonable return shipping charges as described on the AWS Import/Export section of the AWS Site. You are responsible for payment of all customs, duties, taxes and other charges in connection with Media being shipped to or from us.

13.3. You will not deliver to us, and we may refuse to accept any, damaged, defective or unreadable Media or any Media otherwise not shipped in accordance with the Agreement (collectively, “Unsuitable Media”). We may return or dispose of any Unsuitable Media, or erase Data on such Unsuitable Media. In addition, you will reimburse us for any expenses we incur in connection with any Unsuitable Media. If you request and we return Unsuitable Media to you, you agree that we will select the shipping carrier and handling standards for return of such Unsuitable Media in our sole discretion, and the carrier and standards may not be the same (and may cost more) than those we use for shipping media in connection with AWS Import/Export generally. For avoidance of doubt “Media” includes “Unsuitable Media”.

13.4. You will bear the entire risk of loss of, or damage to, any Media (including Data) while in transit and you are solely responsible for obtaining insurance at your expense. We have no liability or responsibility with respect to any delay, damage or loss incurred during shipment, including loss of Data.

13.5. You will retain title to any Media we receive from you and store as part of AWS Import/Export. You supply us with Media and Data entirely at your own risk. We are not responsible for and will not be held liable for any damage to Media or any loss of Data. Our confirmed receipt of delivery does not: (a) indicate or imply that any Media or Data has been delivered free of loss or damage, or that any loss or damage to any Media or Data later discovered occurred after confirmed receipt of delivery; (b) indicate or imply that we actually received the number of units of Media specified by you for such shipment; or (c) waive, limit or reduce any of our rights under the Agreement. We reserve the right to impose, and change, from time to time, volume limitations on the delivery of your Media, and you will comply with any of these restrictions or limitations.

13.6. You should back-up Data prior to delivery to us. Your Data should not include live or production data or any other data that you are not prepared to lose. For avoidance of doubt, Your Content includes Data.

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13.7. You represent that you have all necessary rights to (a) provide the Media and Data to us for upload into supported storage Services and (b) authorize our transfer of any Data specified by you to the Media. You represent that import or export of the Media or Data to or from us does not require a license under the laws or regulations of any country.

13.8. We may reproduce Data as necessary to transfer it between Media and supported storage Services.

13.9. Use of AWS Import/Export requires use of a supported storage Service. You are responsible for the separate fees you accrue for storage Services.

13.10. IN ADDITION TO THE DISCLAIMERS IN THE AGREEMENT, WE

HEREBY DISCLAIM ANY DUTIES OF A BAILEE OR WAREHOUSEMAN, AND YOU HEREBY WAIVE ALL RIGHTS AND REMEDIES OF A BAILOR

(WHETHER ARISING UNDER COMMON LAW OR STATUTE), RELATED

TO OR ARISING OUT OF ANY POSSESSION, STORAGE OR SHIPMENT

OF MEDIA OR DATA BY US OR OUR AFFILIATES OR ANY OF OUR OR

THEIR CONTRACTORS OR AGENTS. YOU ARE SOLELY RESPONSIBLE FOR APPLYING APPROPRIATE SECURITY MEASURES TO YOUR DATA, INCLUDING ENCRYPTING SENSITIVE DATA.

13.11. In addition to your indemnification obligations under the Agreement, you agree to indemnify, defend and hold us, our affiliates and licensors, each of our and their business partners (including third party sellers on websites operated by or on behalf of us) and each of our and their respective employees, officers, directors and representatives, harmless from and against any and all claims, losses, damages, liabilities, judgments, penalties, fines, costs and expenses (including reasonable attorneys’ fees), arising out of or in connection with any claim arising out of (a) the Media (whether or not title has transferred to us) and Data, including any personal injury, death or property damage (including any damage caused by malicious or harmful code included in Data); (b) any sales, goods and services, use, excise, import, export, property, value added or other taxes or duties assessed or imposed on us or our affiliates in connection with or as a result of the storage, shipping or other actions by us taken with respect to the Media or Data; (c) any legal or regulatory violation, arising under the laws or regulations of any country, related to import or export of the Media or the Data.

13.12. Once AWS Import/Export services are complete, we will return the Media to you. We may return Media to you for any reason, including upon termination of the

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Agreement or the AWS Import/Export service. Returned Media will be sent to your designated shipping address. Media shipped to us for import into or export from supported storage Services in the EU (Ireland) Region must originate from and be returned to an address within the European Union. If we have an outdated, incorrect or prohibited address for you, we will attempt to notify you and you will have thirty (30) calendar days from the date we provide notification to supply a substitute address. If you do not supply a substitute address within thirty (30) calendar days of notification, the Media will be deemed Unsuitable Media subject to disposal. We may erase Data and dispose of Media in any manner and we have no obligation to reimburse or compensate your for any loss of Media or Data due to our disposal.

13.13. Notwithstanding anything to the contrary in the Agreement, you may give agents and subcontractors of your choosing access to the private key associated with your account solely for the purpose of (a) preparing Data for import or export using AWS Import/Export or (b) confirming the integrity of Data imported or exported using AWS Import/Export. You remain fully responsible for and indemnify us for all activities undertaken by such third parties under your account. Other than as specifically set forth in this section, all terms and conditions of the Agreement continues to apply to your use of the Services.

13.14. We will not act as the importer of record for your shipments of Media or Data. If we are importing or exporting your shipments of Media or Data into the Asia Pacific (Singapore) Region, you will not act as the importer of record and you represent and warrant that: (a) You are not a resident of Singapore; (b) You have a business establishment or fixed establishment outside of Singapore and not in Singapore; (c) You are domiciled outside Singapore if you have no business or fixed establishment in any country; (d) You are not registered or required to be registered for GST in Singapore.

You will notify us if, at any time, you are using the AWS Import/Export service to ship Media or Data into the Asia Pacific (Singapore) Region and you are not acting as the importer of record, and you become unable to make any of the above representations and warranties.

If you are not acting as the importer of record on your shipment of Media or Data to the Asia Pacific (Singapore) Region, then the Media or Data must (i) be returned to a location outside of Singapore, (ii) be exported on an FCA basis; and (iii) you must be importer of record in the country that the Media or Data is returned to.

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14.	Amazon Virtual Private Cloud (Amazon VPC)

14.1. You may only use Amazon VPC to connect your computing resources to certain AWS computing resources via a Virtual Private Network (VPN) connection.

14.2. Use of Amazon VPC requires the use of other Services. You are responsible for all applicable fees associated with your use of other Services in connection with Amazon VPC. When you transfer data between AWS computing resources running inside Amazon VPC and AWS computing resources running outside Amazon VPC, you will be charged VPN data transfer rates in addition to any applicable Internet data transfer changes. VPN connection charges accrue during any time your VPN connection is in the “available” state.

14.3. You are solely responsible for the configuration, operation, performance and security of all equipment and computing resources you use with Amazon VPC, including any gateways or other devices you use to connect to Amazon VPC.

15.	AWS Multi-Factor Authentication (AWS MFA)

15.1. You may only use AWS MFA in connection with accessing your AWS account.

15.2. Your use of AWS MFA requires the use of other Services. You are responsible for all applicable fees associated with your use of other Services in connection with AWS MFA.

15.3. You are solely responsible for the procurement and for the configuration, operation, performance and security of any hardware or non-AWS software that you use in connection with AWS MFA, including any compatible authentication devices.

16.	Amazon Relational Database Service (Amazon RDS)

16.1. You may only use Amazon RDS to store, query, retrieve and serve data and other content owned, licensed or lawfully obtained by you. You acknowledge that neither we nor our licensors are responsible in any manner, and you are solely responsible, for the proper configuration of database security groups and other security settings associated with Amazon RDS.

16.2. You may store snapshots of Your Amazon RDS Content for later use in Amazon RDS but snapshots cannot be downloaded outside the Services.

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16.3. We may terminate your Amazon RDS database instance if you attempt to access or tamper with any software we pre-load on the database instance, including the operating system software running on the database instance.

16.4. You are responsible for configuring your backup retention period to give yourself enough time to recover data from your backups in the event of a hardware or file system failure.

16.5. Reserved DB Instance Pricing. You may designate Amazon RDS database instances as subject to the reserved pricing and payment terms ("Reserved DB Instance Pricing") set forth on the Amazon RDS detail page on the AWS Site (each designated instance, a "Reserved DB Instance"). You may designate database instances as Reserved DB Instance by calling to the Purchasing API or selecting the Reserved DB Instance option in the AWS console. When you designate a database instance as a Reserved DB Instance, you must designate a region, instance type and quantity for the applicable Reserved DB Instances. The Reserved DB Instances may only be used in the designated region. We may change Reserved DB Instance Pricing at any time but price changes will not apply to previously designated Reserved DB Instances. We may terminate the Reserved DB Instance Pricing program at any time. Reserved DB Instances are nontransferable and all amounts paid in connection with the Reserved DB Instances are nonrefundable, except that if we terminate the Agreement other than for cause, terminate an individual Reserved DB Instance type, or terminate the Reserved DB Instance Pricing program, we will refund you a pro rata portion of any upfront fee paid in connection with any previously designated Reserved DB Instances. Upon expiration or termination of the term of a Reserved DB Instance, the Reserved DB Instance Pricing will expire and standard ondemand usage prices will apply to the database instance. In addition to being subject to Reserved DB Instance Pricing, Reserved DB Instances are subject to all data transfer and other fees applicable under the Agreement.

16.6. Using Oracle Software.

16.6.1 “License Included”. As part of the Services, you may be allowed to use certain software (including related documentation) described on the AWS Site developed and owned by Oracle America, Inc. or its affiliates (“Oracle”) and Oracle’s licensors (collectively, the “Oracle Software”). If you choose to use the

Oracle Software and do not already have a license from Oracle for that Oracle Software, Oracle and its licensors require that you agree to these additional terms and conditions:

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•   Oracle or its licensors retains all ownership and intellectual property rights in the Oracle Software, and title to the Oracle Software does not transfer to you or any third party by virtue of this Agreement.

•   The Oracle Software is subject to a restricted license and may only be used in connection with the Service Offerings, and only by the individual or legal entity that entered into the Agreement.

•   You may only use the Oracle Software for your internal business operations and in accordance with the Agreement. You may permit agents or contractors (including outsourcers) to use the Oracle Software on your behalf for the purposes set forth in, and subject to, the Agreement, provided you are responsible for the agent’s, contractor’s and outsourcer’s compliance with the Agreement in connection with such use.

•   You may not:

◦ assign, grant, or transfer the Oracle Software or any interest in the

Oracle Software to another individual or entity, and if you purport to grant a security interest in the Oracle Software, the secured party will have no right to use or transfer the Oracle Software;

◦ use the Oracle Software for rental, timesharing, subscription services, hosting, or outsourcing;

◦ remove or modify any notice of Oracle’s or its licensors’ proprietary rights;

◦ make the Oracle Software available in any manner to any third party for use in the third party’s business operations;

◦ duplicate, reverse engineer (unless required by law for interoperability), disassemble or decompile the Oracle Software (including by reviewing data structures or similar materials produced by the Oracle Software); or

◦ publish any results of benchmark tests run on the Oracle Software.

•   Third party technology that may be appropriate or necessary for use with some Oracle Software is specified in the related documentation, and that third party technology is licensed to you only for use with the Service Offerings and under the terms of the third party license agreement specified in the documentation, not this Agreement.

•   To the extent permitted by applicable law, Oracle disclaims any liability for any damages, whether direct, indirect, incidental, special, punitive or consequential, and

AWS Service Terms	-25-

any loss of profits, revenue, data or data use, arising from your use of the Oracle Software.

•   Notwithstanding anything to the contrary elsewhere in the Agreement, Oracle is an intended third party beneficiary of the Agreement, but solely with respect to this Section 16.6.1 of these Service Terms.

•   The Uniform Computer Information Transactions Act does not apply to your use of the Oracle Software.

•   Upon any termination of the Agreement, you must discontinue use of the Oracle Software and any related documentation.

16.6.2 “Bring-Your-Own-License” (BYOL). Under the BYOL option, Amazon RDS enable you to provision Oracle Software to Amazon EC2 instances and use the management capabilities of Amazon RDS for the Oracle Software. You can use the Oracle Software with Amazon RDS if you meet the following conditions:

•   You must have a valid license with “Software Update License & Support” for the Oracle Software you wish to run. The terms of your existing license and support agreement(s) with Oracle continue to apply to your use of the Oracle Software; and

•   You must follow Oracle’s current policies for licensing Oracle Database software in the cloud computing environment. The database instances using the Oracle Software with Amazon RDS reside in the Amazon EC2 environment.

16.7 Using Microsoft Software.

16.7.1 "License Included" In conjunction with the Services, you may be allowed to use certain software (including related documentation) developed and owned by Microsoft Corporation or its licensors (collectively, the “Microsoft Software”). If you choose to use the Microsoft Software, Microsoft and its licensors require that you agree to these additional terms and conditions:

•   The Microsoft Software is neither sold nor distributed to you and you may use it solely in conjunction with the Services.

•   You may not transfer or use the Microsoft Software outside the Services.

•   You may not remove, modify or obscure any copyright, trademark or other proprietary rights notices that are contained in or on the Microsoft Software.

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•   You may not reverse engineer, decompile or disassemble the Microsoft Software, except to the extent expressly permitted by applicable law.

•   Microsoft disclaims, to the extent permitted by applicable law, all warranties by Microsoft and any liability by Microsoft or its suppliers for any damages, whether direct, indirect, or consequential, arising from the Services.

•   Microsoft is not responsible for providing any support in connection with the Services. Do not contact Microsoft for support.

•   You are not granted any right to use the Microsoft Software in any application controlling aircraft or other modes of human mass transportation, nuclear or chemical facilities, life support systems, implantable medical equipment, motor vehicles, weaponry systems, or any similar scenario (collectively, "High Risk Use"). Microsoft and its suppliers disclaim any express or implied warranty of fitness for High Risk Use. High Risk Use does not include utilization of the Microsoft Software for administrative purposes, to store configuration data, engineering and/or configuration tools, or other non-control applications, the failure of which would not result in death, personal injury, or severe physical or environmental damage. These noncontrolling applications may communicate with the applications that perform the control, but must not be directly or indirectly responsible for the control function.

•   SQL Server Web Edition may be used only to support public and Internet accessible Web pages, Web sites, Web applications or Web services. It may not be used to support line of business applications (e.g., Customer Relationship Management, Enterprise Resource Management and other similar applications).

16.7.2 License Mobility with Software Assurance (Bring Your Own License or BYOL). Under this option, Amazon RDS enable you to provision Microsoft SQL Server Software to Amazon EC2 instances and use the management capabilities of Amazon RDS for the SQL Server Software. You can use this benefit if only you meet the requirements and have signed up as described here.

17.     Amazon Simple Notification Service (Amazon SNS)

17.1. You may only use Amazon SNS to send notifications to parties who have agreed to receive notifications from you.

17.2. We may throttle or restrict notifications if we determine, in our sole discretion, that your activity may be in violation of the AWS Acceptable Use Policy or the Agreement.

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17.3. Your notifications sent through Amazon SNS may be blocked, delayed or prevented from being delivered by destination servers and other reasons outside of our control and there is no warranty that the service or content will be uninterrupted, secure or error free or that notifications will reach their intended destination during any stated timeframe. In addition, you acknowledge that we may not be able to provide the service if a wireless carrier delivering Amazon SNS notifications by short messaging service (SMS) terminates or suspends their service. Your payment obligations may continue regardless of whether delivery of your notifications are prevented, delayed or blocked.

17.4. You may not use Amazon SNS to send SMS messages that include Premium Content (as defined in the Mobile Marketing Association Guidelines). You may not charge recipients for receiving Amazon SNS notifications by SMS unless you have obtained the recipient’s express consent. You must advise recipients receiving Amazon SNS notification by SMS that wireless carriers may charge the recipient to receive Amazon SNS notifications by SMS. You must obtain our prior written consent before using Amazon SNS to send SMS messages for:

•   financial transactions or payment services (e.g., mobile banking, bill presentment, bill payment, money transfer, peer-to-peer payment or lending credit, debit or stored value payment services);

•   charitable programs (e.g., soliciting donations for a non-profit organization);

•   sweepstakes or contests;

•   advertisements or promotions for commercial products, goods or services; or

•   location-based services (e.g., where a recipient receives messages based on the geographical location of the recipient’s wireless device).

17.5.  Any third party push notification platform that you use in connection with

Amazon SNS is Third Party Content under the Agreement, and features of Amazon SNS that depend on such platforms may not be secure, uninterrupted or error-free. Your use of such push notification platform is subject to the platform’s terms and conditions, and you are solely responsible for complying with those terms and conditions. We may change, discontinue or deprecate support for a push notification platform for any reason at any time.

17.6.  You and any of your applications that use Amazon SNS must comply with all laws, rules, and regulations applicable in jurisdictions in which your applications are used.

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18.	Consolidated Billing

18.1. You may only use Consolidated Billing as described in this Section and on the AWS Site to (i) link an AWS account (the “Paying Account”) with another AWS account (each, a “Linked Account”), or (ii) allow an AWS account to be linked to a Paying Account. You may only link accounts held by you, your affiliates or your employees, or by your agents or subcontractors currently doing work on your behalf. If an agent or subcontractor ceases doing work on your behalf, you will promptly unlink the applicable account. When accounts are linked, the Paying Account will be billed for and will pay all applicable charges for each Linked Account in accordance with the payment provisions in the Agreement while the accounts are linked. By linking your Linked Account to a Paying Account, you consent to disclosing your billing and account activity for that Linked Account to the Paying Account. We will determine the number of accounts that may be linked. An account may unlink another account from it at any time. As soon as a Linked Account is unlinked from a Paying Account, the Linked Account will be billed for and will pay all applicable charges for the Linked

Account in accordance with payment provisions in the Agreement. If a Paying Account is terminated for failure to satisfy the payment provisions in the Agreement, then all linked Accounts associated with the Paying Account will be unlinked. We may unlink a Linked Account from a Paying

Account at any time upon notice to both accounts in accordance with the Agreement, except that accounts linked in violation of this Section 18.1 may be unlinked by us immediately and without notice. Paying Accounts and Linked Accounts are jointly and severally liable for all fees accrued by Linked Accounts while the accounts are linked. Accordingly, if a Paying Account fails to pay for fees accrued by a Linked Account while the accounts are linked, the Linked Account remains liable for such fees.

19.	AWS Identity and Access Management (IAM)

19.1. You may use IAM to create additional sets of security credentials (the “User Credentials”) under your AWS account, the format of which may include a username and password, roles, policies, permissions, access keys, and/or a security token. The User Credentials are subject to change: (a)

by you through the IAM APIs, or (b) if we determine in our reasonable discretion that a change is necessary. We will promptly notify you of any change we make to the User Credentials.

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19.2. You will ensure that all use of the Services under the User Credentials complies with the terms and conditions of the customer agreement between you and us that governs your use of the Services.

19.3. You are responsible for all applicable fees associated with use of the Services in connection with IAM, including fees incurred as a result of any User Credentials. You are responsible for maintaining the secrecy and security of the User Credentials (other than any key that we expressly permit you to use publicly). You are solely responsible, and we have no liability, for any activities that occur under the User Credentials, regardless of whether such activities are undertaken by you, your employees, agents, subcontractors or customers, or any other third party. You are responsible for the creation, distribution, and security (including enabling of access) of all User Credentials created under your AWS account, including credentials that you have used IAM to create or disclose to other parties.

19.4. Except as otherwise provided by AWS, you may only use User Credentials for your internal use and may not expose your User Credentials publicly. You may not sell, transfer or sublicense or authorize the creation of User Credentials (other than public use of any key that we expressly permit you to use publicly) to any other party; provided that, you may disclose or cause to be disclosed User Credentials to your agents or subcontractors that are performing services for you, solely to allow the agents or subcontractors to use the Services on your behalf in accordance with the agreement between you and us that governs your use of the Services.

19.5. Any third party identity provider that you use in connection with the Service Offerings is Third Party Content under the Agreement and may be provided directly to you by a third party under separate terms and conditions. You are solely responsible for complying with those terms and conditions. We may change, discontinue or deprecate support for an identity provider for any reason, including if the continued use of the identity service (a) poses a security or intellectual property issue, (b) is economically or technically burdensome, or (c) must be terminated to comply with the law or requests of governmental entities.

20.	Amazon Route 53

20.1. You may use Amazon Route 53 to answer Domain Name System (DNS) queries for your applications.

20.2. You will not create a hosted zone for a domain that you do not own or have authority over.

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20.3. All DNS records (other than Private DNS records) used in connection with Amazon Route 53 will be publicly available and AWS will have no liability for disclosure of those DNS records.

21.	AWS Elastic Beanstalk

21.1. The URL used in connection with an AWS Elastic Beanstalk environment will have the formulation [myapp].elasticbeanstalk.com. You will select the “myapp” portion of the URL and will not:

•	include any trademark of Amazon or its affiliates, or a variant or misspelling of a trademark of Amazon or its affiliates – for example, "endlessboots", "amaozn", "smallpartsstore", "amazonauctions",

"kindlemagazines", or "kindlewirelessreader" would be unsuitable; or

•   otherwise violate the intellectual property rights of any third party or the AWS Acceptable Use Policy (including, without limitation, containing any offensive, harmful or illegal content).

AWS may reject any URL that fails to comply with this Section. Further, AWS may modify any URL in order to make it compliant with this Section. In addition, AWS may treat any URL that fails to comply with this Section as Prohibited Content.

21.2.   The [myapp] portion of the URL is reserved for you only during the time your application environment is running. If you stop running your application environment at any time, for any reason, the [myapp] portion of the URL you were using to run the application environment will no longer be available to you, and will be returned to a pool from which it may be used by another AWS customer.

21.3.   AWS may make available reference or sample applications for you to use in connection with AWS Elastic Beanstalk (“Elastic Beanstalk Sample Apps”). Elastic Beanstalk Sample Apps are provided “as is” and you will be charged the same fees for running Elastic Beanstalk Sample Apps as you would be charged for running your own application.

21.4.   AWS Elastic Beanstalk is offered at no additional charge, but requires the use of other AWS services. You are responsible for all fees incurred for AWS services used in connection with AWS Elastic Beanstalk.

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22.	Amazon Simple Email Service (SES)

22.1. We take steps to increase the security and reliability of email you send or attempt to send using SES (“SES Email”). Like many email service providers, when you send or attempt to send an email, we (or our third-party providers) may scan your SES Email and Your Content included in SES Email. This helps us protect you and SES by preventing and blocking “spam” e-mails, viruses and spyware, and other harmful or unwanted items from being sent over SES.

22.2. Your use of SES and all SES Email must comply with the AWS Acceptable Use Policy and the Agreement. We may throttle, suspend or terminate your access to SES, or block or decline to send any SES Email, if we determine in our sole discretion that

•   our scan of SES Email or Your Content included in SES Email reveals abusive or low quality email (such as “spam”),

•   SES Email bounces back to us or we receive abuse complaints

(including complaints from third parties) in connection with your SES Email,

•   the source or ReturnPath email address you have provided us for “address bounces” or complaints is not successfully receiving email, or

•   your use of SES Email does not comply with the AWS Acceptable Use Policy or the Agreement, or

•   your SES Emails or Your Content include an attachment in a format that we do not support.

22.3.   Your SES Emails may be blocked, delayed or prevented from being delivered by destination email servers and other reasons outside of our control. Your payment obligations continue regardless of whether delivery of your emails is prevented, delayed or blocked.

22.4.   You are solely responsible for ensuring any emails you send using SES comply with the Federal CAN-SPAM Act. AWS is not the “sender” as defined in the Federal CAN-SPAM Act. You will not use SES in connection with an open mail relay, including, without limitation, an open mail relay in the form of an SMTP server, unrestricted web form, or otherwise.

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23.	AWS CloudFormation

23.1. You may use AWS CloudFormation to create a collection of AWS resources and provision them.

23.2. AWS may make sample templates available for you to use in connection with AWS CloudFormation. All sample templates are offered “as is” and you are solely responsible for your use of the sample templates.

23.3. Any templates you use in connection with AWS CloudFormation must comply with the Agreement and the AWS Acceptable Use Policy and you are solely responsible for your use of any templates.

23.4. AWS CloudFormation is offered at no additional charge, but requires the use of other AWS services. You are responsible for all fees incurred for AWS services used in connection with AWS CloudFormation.

24.	AWS Direct Connect

24.1. You may use AWS Direct Connect to establish a dedicated network connection between your network and your AWS resources by using connection types and locations supported by AWS. When you establish a dedicated connection, your network traffic that would have otherwise been routed over the Internet may be routed through your dedicated network connection, including your network traffic sent to or from (i) services offered by other affiliates of Amazon.com, Inc. or (ii) the AWS resources of other AWS customers.

24.2. The hardware and equipment you use with AWS Direct Connect must comply with the Documentation provided by AWS. You are responsible for protecting your AWS Direct Connect connections, including using physical security, firewalls and other network security tools as appropriate.

24.3. AWS will permit data center operator or other service provider to connect your hardware to AWS’s hardware at the AWS Direct Connect location(s) that you select. AWS will provide the necessary information to enable the data center operator or other service provider to establish and monitor this connection, including your name, email address, network configuration, activity information, and AWS account number.

24.4. You are responsible for your separate relationship with the data center operator or other service provider, including compliance with your agreement with, and the

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policies and procedures of, the data center operator or other service provider, and payment of applicable fees to the data center operator or other service provider. You are responsible for providing or procuring (and AWS will not own) any equipment or cabling necessary to establish this dedicated connection. Neither AWS nor any of its affiliates are responsible for the actions, errors or omissions of any employees or contractors of data center operators or service providers, including if the employees or contractors fail to follow instructions from you or AWS.

24.5. We may disconnect your AWS Direct Connect connection at any time for any reason. If the connection you establish as part of AWS Direct Connect is temporarily unavailable or terminated, AWS will route traffic bound for your AWS resources over the public Internet and AWS’s standard data transfer charges will apply. However, if you are using Amazon Virtual Private Cloud (VPC), traffic bound for your Amazon VPC resources will be routed through an IPsec VPN connection. If an IPsec VPN connection is unavailable, traffic bound for your Amazon VPC resources will not be delivered.

25.	Amazon ElastiCache

25.1. You may only use Amazon ElastiCache to store, query, retrieve and serve Your Content. You are solely responsible, for the proper configuration of all security settings associated with Amazon ElastiCache.

25.2. You may not access or tamper with any software we install on the cache nodes as part of Amazon ElastiCache.

25.3. Amazon ElastiCache is designed for the ephemeral storage of Your

Content. You are responsible for maintaining a persistent data storage for Your Content, and routinely archiving Your Content to prevent the loss of Your Content.

25.4. Replacement cache nodes automatically generated by Amazon ElastiCache may have different IP address, and you are responsible for reviewing your application configuration to ensure that your cache nodes are associated with the appropriate IP addresses.

25.5. We may apply software updates on your behalf if we determine there is a security vulnerability in the system or software we install on the cache nodes as part of Amazon ElastiCache.

25.6. Reserved Cache Node Pricing. You may designate Amazon ElastiCache cache node as subject to the reserved pricing and payment terms ("Reserved Cache Node

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Pricing") set forth on the Amazon ElastiCache detail page on the AWS Site (each designated instance, a

"Reserved Cache Node"). You may designate cache nodes as Reserved

Cache Nodes by calling to the Purchasing API or selecting the Reserved Cache Node option in the AWS console. When you designate a cache node as Reserved Cache Node, you must designate a region, cache node type, Reserved Cache Node type, and quantity for the applicable Reserved Cache Node. The Reserved Cache Node may only be used in the designated region. We may change Reserved Cache Node Pricing at any time but price changes will not apply to previously designated

Reserved Cache Nodes. We may terminate the Reserved Cache Node Pricing program at any time. Reserved Cache Nodes are nontransferable and all amounts paid in connection with the Reserved Cache Nodes are nonrefundable, except that if we terminate the Agreement other than for cause, terminate an individual Reserved Cache Node type, or terminate the Reserved Cache Node Pricing program, we will refund you a pro rata portion of any up-front fee paid in connection with any previously designated Reserved Cache Nodes. Upon expiration or termination of the term of a Reserved Cache Node, the Reserved Cache Node Pricing will expire and standard on-demand usage prices will apply to the cache node. In addition to being subject to Reserved Cache Node Pricing, Reserved Cache Nodes are subject to all data transfer and other fees applicable under the Agreement.

26.	AWS Support

26.1. We will provide “Support” in accordance with the terms of AWS Support Features page available at http://aws.amazon.com/premiumsupport (the “Guidelines”). AWS Support is available only as described in the Guidelines. If you are experiencing problems with one or more Services in connection with your use of any Content that was provided to you by a third party (someone other than yourself or AWS) then AWS Support is not available.

26.2. In providing AWS Support, AWS will use commercially reasonable efforts to (a) respond within the “Response Times” set forth in the Guidelines for all properly submitted cases from authorized individuals, and (b) work towards the identification and resolution of the problems submitted. When submitting a case, you may designate the severity level of a problem; provided that, we reserve the right to reclassify the severity level in our reasonable opinion. All Response Times are measured from the point when a case has been properly submitted by an authorized individual to us. Cases may be submitted as specified in the Guidelines. We do not represent, warrant or guarantee that (i) we will always be able to resolve a case fully, (ii) you will no longer experience a problem, (iii) we will provide a bug fix, patch or other workaround in connection with the identified problem, or (iv) any support or

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advice will result in any performance efficiency or improvement. You are solely responsible for the implementation and results of any suggestions or advice received.

26.3. Unless otherwise set forth in the Guidelines, AWS Support fees will be the greater of (a) the specified minimum monthly fee, or (b) a percentage of your monthly usage charges for all Services during the billing period. Regardless of when you sign up or terminate AWS Support, you are obligated to pay for a minimum of thirty (30) days of support each time you register to receive the service. Implementation of any suggested configurations or improvements may result in additional fees and charges. We reserve the right to refuse to provide AWS Support to any customer that frequently registers for and terminates the service.

27.	AWS GovCloud (US) Service Terms

27.1 You are responsible for satisfying any applicable eligibility requirements for using the AWS GovCloud (US) Region including providing accurate and current registration information. We may require you to provide additional registration information before we permit you to access the AWS GovCloud (US) Region. Such information may include your U.S. person status, as defined by 22 CFR part 120.15 (“US Person”), and whether you are subject to export restrictions under U.S. export control laws and regulations. We may make, directly or through third parties, any inquiries we consider necessary to validate information that you provide to us, including without limitation checking commercial and/or governmental databases. While we may take steps to verify the identity of our Customers, we cannot and do not guarantee any Customer's identity.

27.2 AWS is responsible for maintaining access controls to the AWS GovCloud

(US) Region that limit AWS personnel’s physical and logical access to the “AWS Network” to US Persons only. The AWS Network consists of AWS’s internal data center facilities, servers, networking equipment, and host software systems that are within AWS’s reasonable control and are used to provide the AWS Services. You are responsible for all physical and logical access controls beyond the AWS Network including, but not limited to, Customer or End User account access, data transmission, encryption, and appropriate storage and processing of your Content within the AWS GovCloud (US) region. AWS makes no representation or warranty related to the US Persons status of any Customer or End Users that may be granted access to the AWS GovCloud (US) Region by other Customers and their End Users.

27.3 You are responsible for verifying the adequacy of the AWS GovCloud (US) Region for the processing and storage of your Content and that your use of AWS Services will comply with the laws and regulations that may govern your Content. You are also

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solely responsible for verifying that End Users are eligible to access your Content in the AWS GovCloud (US) region.

27.4 You may only use Amazon VPC to connect your computing resources to the AWS GovCloud (US) region.

27.5 AWS Services may not be used to process or store classified data. If you or your end users introduce classified data into the AWS Network, you will be responsible for all sanitization costs incurred by AWS.

28.	Amazon DynamoDB

28.1 You will be charged for the throughput capacity (reads and writes) you provision in your Amazon DynamoDB tables even if you do not fully utilize the provisioned capacity.

28.2 The actual reads and writes performance of your Amazon DynamoDB tables may vary and may be less than the throughput capacity that you provision.

28.3 Reserved Capacity Pricing. You may purchase reserved throughput capacity (reads and writes) subject to the pricing and payment terms set forth on the Amazon DynamoDB detail page on the AWS Site ("Amazon DynamoDB Reserved Capacity"). You may purchase Amazon DynamoDB Reserved Capacity by submitting a request through the AWS console. When you purchase Amazon DynamoDB Reserved Capacity, you must designate a region, quantity, and term. You will be charged (1) a one-time, up-front fee and (2) an hourly fee for each hour during the term based on the amount of Amazon DynamoDB Reserved Capacity you purchase. The Amazon DynamoDB Reserved Capacity may only be used in the designated region and only by the account that purchased the Amazon DynamoDB Reserved Capacity. We may change the pricing for Amazon DynamoDB Reserved Capacity at any time, but price changes will not apply to previously purchased Amazon DynamoDB Reserved Capacity. We may terminate the Amazon DynamoDB Reserved Capacity program at any time. Amazon DynamoDB Reserved Capacity is nontransferable and all amounts paid in connection with the Amazon DynamoDB Reserved Capacity are nonrefundable, except that if we terminate the Agreement (other than for cause) or the Amazon DynamoDB Reserved Capacity program, we will refund you a pro rata portion of any up-front fee paid in connection with any previously purchased Amazon DynamoDB Reserved Capacity. Upon expiration or termination of the term of any Amazon DynamoDB Reserved Capacity, standard on-demand usage prices will apply to the your use of Amazon DynamoDB. Amazon DynamoDB

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Reserved Capacity is also subject to all storage, data transfer and other fees applicable under the Agreement.

28.4 You may install DynamoDB Local only on computer equipment owned or controlled by you and may use it solely (a) for your internal business purposes and (b) in connection with the Services. Your use of DynamoDB Local is governed by the DynamoDB Local License Agreement, located here: DynamoDB Local License Agreement.

28.5 DynamoDB Streams is currently available only in a preview. During the preview, (i) you may only use DynamoDB Streams for evaluation and testing purposes, and not in connection with any commercially available service or product; (ii) DynamoDB Streams may be unavailable and Your Content uploaded or used in connection with DynamoDB Streams may be destroyed or lost, including as a result of tests and other activities we undertake; and (iii) we may introduce or discontinue features of DynamoDB Streams or otherwise modify the service. At the conclusion of the preview, your access to the preview version of DynamoDB Streams will be terminated and Your Content will be deleted. We are not responsible for the destruction or loss of Your Content that you submit or use in connection with DynamoDB Streams. The generally available version of DynamoDB Streams may include features and pricing that are different than those offered in the preview.

29.	AWS Storage Gateway

29.1 You may only use the AWS Storage Gateway on computer equipment owned or controlled by you for your internal business purposes, solely to access Your Content used in connection with the Services. Your use of the AWS Storage Gateway is governed by the AWS Storage Gateway License, located here: AWS Storage Gateway License Agreement.

30.	AWS Marketplace

30.1 The AWS Marketplace is a venue operated by AWS that allows Content to be offered, sold, and bought. Content may sold by AWS or a third party, and the party offering or selling the Content may specify separate terms and conditions and privacy policies for the use of the Content. If the Content is offered or sold by a third party, that party will be the seller of record for the Content. AWS is not a party to the terms with respect to Content offered or sold by third parties. Any Content of third parties offered through the AWS Marketplace constitutes “Third Party Content” under the Agreement. While AWS may help facilitate the resolution of disputes between you and third parties,

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AWS is not responsible for Third Party Content and has no control over and does not guarantee the quality, safety or legality of items advertised, the truth or accuracy of Third Party Content or listings, or the ability of sellers to offer the Content.

30.2 Except to the extent Content is provided to you under a separate license that expressly states otherwise, neither you nor any End User may, or may attempt to, (a) modify, alter, tamper with, repair, or otherwise create derivative works of any Content, (b) reverse engineer, disassemble, or decompile the Content or apply any other process or procedure to derive the source code of any software included in the Content, (c) resell or sublicense the Content, (d) transfer Content outside the Services without specific authorization to do so, or (e) tamper with or circumvent any controls or make unauthorized copies of the Content.

30.3 AWS may stop providing the AWS Marketplace (or any features of or listings within the AWS Marketplace) to you at AWS’s sole discretion, without prior notice to you. In addition, AWS may disable or remove Content already purchased, if AWS determines in its sole discretion that the Content may violate any AWS policies or any other regulations, policies or laws.

30.4 You authorize AWS, its affiliates, and its third-party payment processors and any service providers to charge the payment method you select in your AWS account for Content that you purchase in the AWS Marketplace. This may include one-time payments as well as recurring payments. A “recurring payment” is a payment that occurs at the specified intervals and amounts provided at the time of purchase (e.g. annually or monthly). The applicable fees and billing periods for the Content are listed on the confirmation screen when you place your order. Your authorizations will remain until cancelled. You may cancel your subscriptions at any time by logging into “Your Software Subscriptions” on the AWS Site. Unless we specify otherwise, only valid credit cards may be used to purchase a recurring payment subscription.

31.	AWS Data Pipeline

31.1 You may only use the AWS Data Pipeline on computer equipment owned or controlled by you for your internal business purposes, solely to access Your Content used in connection with the Services.

31.2 Your use of the AWS Data Pipeline Remote Runner is governed by the AWS Data Pipeline Remote Runner License, located here: AWS Data Pipeline Remote Runner License Agreement.

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32.	Amazon Elastic Transcoder

32.1 The further distribution of files created by Amazon Elastic Transcoder may require that you obtain license rights from third parties, including owners or licensors of certain third party audio and video formats. You are solely responsible for obtaining these licenses and paying any necessary royalties or fees.

32.2 We do not represent, warrant or guarantee the quality of any files you create through your use of Amazon Elastic Transcoder or that the files will be of a certain fidelity or error free.

33.	AWS OpsWorks

33.1 You may use AWS OpsWorks to create a collection of AWS resources and provision them.

33.2 AWS may make sample templates available for you to use in connection with AWS OpsWorks. Sample templates may include chef recipes and/or sample code. All sample templates are offered “as is” and you are solely responsible for your use of the sample templates.

33.3. Any templates you use in connection with AWS OpsWorks must comply with the Agreement and the AWS Acceptable Use Policy and you are solely responsible for your use of any templates.

33.4. In addition to any charges you incur for your use of AWS Opsworks, you are responsible for all fees incurred for AWS services used in connection with AWS OpsWorks.

33.5. You may install and use the AWS Opsworks agent solely with AWS

Opsworks. Your use of the AWS Opsworks agent is governed by the AWS Opsworks Client License Agreement, located here: AWS Opsworks Client License Agreement.

34.	AWS CloudHSM

34.1 You may not access, modify, update or tamper with, or attempt to access, modify, update or tamper with, any of the software installed on the HSM device, except as expressly permitted by us.

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34.2 As part of the AWS CloudHSM service, AWS will provide access to HSM devices of its choosing. You have no ownership or rental rights in the specific HSM device to which we provide you access in the course of providing the AWS CloudHSM service.

34.3. In conjunction with the AWS CloudHSM service, you may be allowed to use certain software (including related documentation) developed and owned by SafeNet, Inc. or its licensors (collectively, the “SafeNet Software”). In connection with your use of the SafeNet Software, SafeNet and its licensors require that you agree to the additional terms and conditions located here .

34.4. If you elect to discontinue use of a HSM device, you must issue a command to delete the contents of the device (i.e., “zero-ize” the device). You will continue to be charged for use of an HSM device until the device has been zero-ized out and you notify us that you wish to discontinue the service.

34.5. Failure of an HSM device can result in unrecoverable data loss. We do not perform backups or implement fault tolerant configurations on your behalf. You are solely responsible for backup and fault tolerant configurations.”

35.	Amazon AppStream

35.1. When you use AppStream, you also use Amazon EC2, CloudWatch and AutoScaling, S3, and DynamoDB, and your use of AppStream is subject to all the terms that govern those services.

35.2. The software and other content that you upload to run on AppStream (including your AppStream hosted application, dependencies and installer), your AppStream entitlement service, and your AppStream client software are Your Content. The use of Your Content with AppStream, including the transmission of internet video and your distribution of any video decoder in your AppStream client software, may require that you obtain license rights from third parties. You are solely responsible for obtaining necessary licenses and paying any necessary royalties or fees applicable to Your Content.

35.3. Using NVIDIA Software. Use of the graphics processing unit (GPU) of an

EC2 instance requires that you use driver software developed and owned by NVIDIA Corporation or its licensors (collectively, the “NVIDIA Software”). If your AppStream application uses the GPU on an EC2 instance, NVIDIA and its licensors require that you agree to these additional terms and conditions:

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• Your use of the NVIDIA Software is subject to the terms and conditions of the License for Customer Use of NVIDIA Software, currently located at http://www.nvidia.com/content/DriverDownload-

March2009/licence.php?lang=us (the “NVIDIA License”). By using the NVIDIA Software, you hereby agree to be bound by the terms of the NVIDIA License.

35.4. We may collect information about Your Content’s use of AppStream, including CPU and GPU utilization, memory usage, IO performance, client type, client session length, transmission latency, client geographic and network locations, video and audio quality, and error and information messages.

35.5. AppStream Stand-Alone; AppStream Materials. We may make AppStream software and other materials (“AppStream Materials”) available to you on instances running in your own AWS account (“AppStream Stand-Alone”). AppStream Stand-Alone may only be used for your evaluation, development and testing purposes, and not for streaming your application to third party end users. AppStream Stand-Alone may enable you to direct us to pre-install certain thirdparty software on the instance via the applicable CloudFormation template. That third-party software may be subject to separate license terms and you are solely responsible for complying with those terms. AppStream Materials used on AppStream Stand-Alone are AWS Content and are subject to the license restrictions set out in the Agreement. You will only use the AppStream Materials on the AppStream Stand-Alone instance, and you will not download, transmit, or otherwise remove the AppStream Materials from AppStream Stand-Alone instances.

36.	Amazon WorkSpaces

36.1. Any Content that you or any End User run on, cause to interface with, or upload to your WorkSpaces is Your Content. You are responsible for maintaining licenses and adhering to the license terms of any of Your Content on your WorkSpaces.

36.2. Using Microsoft Software. In conjunction with the Services, you and your

End Users may be allowed to use Microsoft Software. If you choose to use the Microsoft Software, Microsoft and its licensors require that you agree to the additional terms and conditions specified in section 4.2 above.

36.3. You and End Users may only use the WorkSpaces Services for an End User’s personal or office productivity. WorkSpaces are not meant to accept inbound network connections, be used as server instances, or serve web traffic or your network traffic. You may not reconfigure the inbound network connections of your WorkSpaces. We

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may shut down WorkSpaces that are used in violation of this section or other provisions of the Agreement.

36.4. You and End Users may only use the WorkSpaces client software on computer equipment owned or controlled by you or your End Users for your internal business purposes, solely to access Your Content used in connection with the Services. Your use of the WorkSpaces client software is governed by the WorkSpaces Client Software License Agreement located here:

http://help.amazonworkspaces.com/app-terms.html.

36.5. As part of regular operation the Service will be able to perform configurations, health checks, and diagnostics on a regular basis. To complete these tasks the Service will use programmatic access that is provisioned as part of the WorkSpace creation. During the performance of these tasks, the Service may only retrieve performance and log information tied to the operation and management of the Service.

36.6. The charges for the Service apply on a monthly basis. If a WorkSpace is launched after the first of a month, then the monthly price for that WorkSpace will be adjusted on a pro rata basis from the first day it was active to the end of that month. If a WorkSpace is terminated before the end of a month, then the monthly charge will still apply.

36.7. The charges for the Service include the cost of streaming data between your WorkSpaces and End Users’ devices unless you stream via VPN, in which case you will be charged VPN data transfer rates in addition to any applicable Internet data transfer changes. Other WorkSpace data transfer will be charged using Amazon EC2 data transfer pricing.

36.8. You may not attempt to tamper with any software we pre-load on the

WorkSpace instance (including the operating system software running on the WorkSpace), or in a way that is not part of normal operations or that attempts to circumvent charges for the Service. During the regular operation of the Service, software installed on any of your WorkSpaces may activate against a license activation server hosted by AWS. You may not attempt to tamper with or use this license activation server in a way that is not part of normal operations or that attempts to circumvent charges for the Service. We may block access to the Service, and suspend your account, if we determine that you are in violation of this section.

36.9. As part of regular operation of the service, WorkSpaces may be updated with latest operating system and software patches. During such updates, only software,

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documents, and settings that are part of the OS image used for the WorkSpace or part of a user’s profile (D: drive in the WorkSpace) will persist.

36.10. You are responsible for End Users use of your WorkSpaces. You are responsible for determining End User policies and configuring End User policy controls for WorkSpaces.

37.	Amazon Cognito

37.1 Any third party identity provider that you use in connection with Amazon

Cognito is Third Party Content under the Agreement, and features of Amazon Cognito that depend on such identity providers may not be secure, uninterrupted or error-free. Your use of such an identity provider is subject to the provider’s terms and conditions, and you are solely responsible for complying with those terms and conditions. We may change, discontinue, or deprecate support for an identity provider for any reason and at any time.

37.2 You are responsible for (a) providing legally adequate privacy notices to your end users; (b) obtaining any necessary consent from the end user for the collection, use, transfer, and storage of any name, password, other login information, or personally identifiable information or personal data of any end user that you (or any third-party plug-in or service provider you use) may access; (c) using and authorizing others to access and use the information only for the purposes permitted by the end user; and (d) ensuring the information is collected, used, transferred, and stored in accordance with all laws, rules, and regulations applicable in jurisdictions in which your applications are used.

38.	Amazon WorkDocs

38.1 You will need an AWS account to start using the Service Offering. Once you have enabled Amazon WorkDocs under your account, End Users can be invited to join, sign up, and start using the Service Offering under your account without each one having a separate AWS account.

38.2 You are responsible for paying the fees for use by you and your End Users of the Service Offering associated with your AWS account.

38.3 Within the Service Offering, your End User accounts are managed by End Users with administrative privileges (“WorkDocs Administrators”). These

WorkDocs Administrators can access information about the accounts of other End

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Users, such as when they last logged in, what documents they viewed, etc. These WorkDocs Administrators can also deactivate other End Users’ accounts and control access to certain functionality, such as restricting the ability to share files with external domains or changing their storage limits.

38.4 We may limit the number of versions that you can store for each file. We will announce any change in limits to the number of versions that you may store in advance of implementing those limits.

38.5 If no End User accounts associated with your AWS account have registered any usage of the Service Offering for several months, then we may delete the inactive End Users’ accounts after providing 30 days’ notice.

38.6 You and your End Users may not use the Service Offering to host any files that violate the AWS Acceptable Use Policy. If we determine, in our sole discretion, that your use of the Service Offering may be in violation of the AWS Acceptable Use Policy or the Agreement, then we may delete those files.

38.7 Your use of the Amazon WorkDocs Sync Software is governed by the Amazon WorkDocs Sync License Agreement found here: Amazon WorkDocs Sync License Agreement .

38.8 Your use of an Amazon WorkDocs Application is governed by the Amazon WorkDocs Application License Agreement found here: Amazon WorkDocs Application License Agreement .

38.9 Your use of the Amazon WorkDocs Web Clipper is governed by the Amazon WorkDocs Web Clipper License Agreement found here: Amazon WorkDocs Web Clipper License Agreement .

39.	Mobile Analytics

39.1 Your Data; Privacy. You are solely responsible for all information and data you collect or store using Mobile Analytics (“Your Data”). Your Data is included in the definition of Your Content. Without limiting your obligations under

Sections 4 and 9 of the Agreement, you must (a) provide any necessary notice to, and obtain any necessary consent from, end users for the collection, use, transfer, and storage of Your Data (including by us), and (b) collect, use, transfer, and store Your Data in accordance with any privacy notice you provide, and all applicable laws.

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40.	AWS Config

40.1 You are responsible for all fees incurred for Services, such as Amazon SNS and Amazon S3, used in connection with AWS Config.

41.	AWS CodeDeploy

41.1 AWS CodeDeploy to Amazon EC2 instances is offered at no additional charge but requires the use of other AWS Services. AWS CodeDeploy to onpremises instances is offered at the then current fees and charges that are posted on the AWS CodeDeploy detail page on the AWS Site; and may also be used with other AWS Services. You are responsible for all fees incurred for Services used in connection with AWS CodeDeploy.

41.2 AWS may make available reference or sample AppSpec configuration files and applications for you to use in connection with AWS CodeDeploy. These files and applications are provided “as is”, and you are solely responsible for your use of such files and applications. You will be charged the same fees for running them as you would be charged for running your own application.

42.	AWS Lambda

42.1 You are responsible for Your Content, including (a) the performance of software you use with AWS Lambda and any reference libraries we provide and (b) maintaining licenses and adhering to the license terms of any software you run.

42.2 You are responsible for all fees incurred for Services used in connection with

AWS Lambda.

42.3 We may delete, upon 30 days’ notice to you and without liability of any kind, any of Your Content uploaded to AWS Lambda if it has not been run for more than three (3) months.

43.	Amazon WorkMail

43.1 The charges for the Service apply on a monthly basis. If an End User account is created after the first of a month, then the monthly fee for that mailbox will be adjusted on a pro rata basis from the first day it was active to the end of that month. If an End User account is terminated or deleted before the end of a month, then the monthly fee for that End User account will still apply. You are responsible for paying the fees for all End User accounts associated with your AWS account.

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43.2 Amazon WorkMail allows you to register a test mail domain (e.g. <yourname>.awsapps.com). You can use the test mail domain as long as you are using Amazon WorkMail. If you stop using Amazon WorkMail, the test mail domain may become available to be registered and used by other Customers. You cannot use the test mail domain for other purposes outside of Amazon WorkMail.

43.3 If your use of Amazon WorkMail is terminated, we may delete your data and your End Users’ mailboxes.

43.4 When you use Amazon WorkMail, you also use AWS Key Management Service, AWS IAM, and Amazon SES, and your use of Amazon WorkMail is subject to the terms that govern those services. You are responsible for the separate fees you may accrue for using AWS Key Management Service.

43.5 Amazon WorkMail provides a filtering service designed to filter unwanted emails, such as spam, phishing emails, and email infected with viruses. You acknowledge that the technological limitations of the filtering service will likely result in the capture of some legitimate email, and the failure to capture some unwanted email, including email infected with viruses.

43.6 Your mail domain and End Users’ accounts may be blocked, delayed or prevented from being delivered by destination email servers and other reasons outside of our control. Your payment obligations continue regardless of whether delivery of your emails is prevented, delayed, or blocked.

43.7 You agree not to use Amazon WorkMail for sending:

•   Bulk emails, such as mass marketing emails

•   Unsolicited and unwanted emails

•   Phishing emails

43.8     Your use and your End Users’ use of Amazon WorkMail must comply with the AWS Acceptable Use Policy, applicable law, and the Agreement. You are solely responsible for understanding and complying with the legal and regulatory requirements applicable to your business. You are solely responsible for ensuring any emails you or your End Users send using Amazon WorkMail comply with the Federal CAN-SPAM Act and all other applicable law. You agree that AWS is not the “sender” of any emails you or your End Users send using Amazon WorkMail as defined in the Federal CAN-SPAM Act and all other applicable laws.

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43.9     Amazon WorkMail may log and use information such as server hostnames, IP addresses, timestamps, mail queue file identifiers, and spam filtering information for the purpose of troubleshooting or improving Amazon WorkMail.

44.	Amazon Machine Learning

44.1 You may only use Amazon Machine Learning (“Amazon ML”) to process Your Content. You are solely responsible for the proper configuration of all security settings associated with Amazon ML.

44.2 We retain all rights to all improvements we make to any Amazon websites or technologies, including any and all improvements resulting from or related to Amazon ML processing Your Content.

44.3 We may delete, without liability of any kind, any Amazon ML object that remains inactive for more than the number of days specified in the user documentation.

44.4 You are responsible for all fees incurred from your use of Amazon ML regardless of the quality of the results obtained. Your use of Amazon ML requires the use of other Services. You are responsible for all fees incurred for Services used in connection with Amazon ML.

45.	Amazon WorkSpaces Application Manager (Amazon WAM)

45.1 Any Content that you or any End User run on, cause to interface with, or upload to Amazon WorkSpaces Application Manager (Amazon WAM) via the Amazon WAM Admin Studio is Your Content.

45.2 You are responsible for maintaining licenses and adhering to the license terms of any of Your Content delivered via Amazon WAM to your WorkSpaces.

45.3 As part of regular operation of Amazon WAM, the Service will be able to perform configurations, health checks, and diagnostics on a regular basis. To complete these tasks the Service will use programmatic access that is provisioned as part of Amazon WAM. During the performance of these tasks, the Service may only retrieve performance and log information tied to the operation and management of the Service.

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45.4 As part of regular operation of Amazon WAM, the Service will use the End User and machine identity that is part of your AWS Directory Services environment to check for content that an End User is entitled to use. In addition, content installed on any of your WorkSpaces may activate against a license activation server hosted by AWS. You may not attempt to tamper with this license activation server, or use it in a way that is not part of normal operations or that attempts to circumvent this Service. We may block access to this Service, and suspend your account, if we determine that you are in violation of this Section.

45.5 The charges for the Service apply on a monthly basis. If Amazon WAM is enabled for an End User after the first of a month, then the monthly price for that End User’s subscription will be adjusted on a pro rata basis from the first day it was active to the end of that month. If Amazon WAM is disabled for an End User before the end of a month, then the entire monthly charge will still apply.

45.6 When you use Amazon WAM, including Amazon WAM Admin Studio and Amazon WAM Admin Player applications, you may also use other AWS

Services, and use of other AWS Services is subject to the terms that govern those Services. In addition to any charges you incur for your use of Amazon WAM, including Amazon WAM Admin Studio and Amazon WAM Admin Player

applications, you are responsible for all fees incurred for AWS Services used in connection with Amazon WAM, including Amazon WAM Admin Studio and Amazon WAM Admin Player applications.

45.7 Amazon WAM Admin Studio, Amazon WAM Admin Player, and Amazon WAM desktop applications are AWS Content and may not be manipulated or reverse engineered in any way.

45.8 You may use the Amazon WAM Admin Studio only to package applications, and the Amazon WAM Admin Player only to validate applications, that will be delivered via Amazon WAM to your WorkSpaces. You may not tamper with either of those applications that we preload as part of the Amazon WAM Admin Studio or Player, the underlying Amazon EC2 AMI, or use the Amazon WAM Admin Studio or Player in a way that is not part of normal operations or that attempts to circumvent this Service.

45.9 You may not attempt to tamper with any software that is part of the Amazon WAM service that we preload on the WorkSpace instance, or use it in a way that is not part of normal operations or that attempts to circumvent this Service.

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45.10 As part of regular operation of the Service, we may update Amazon WAM desktop applications with software patches.

45.11 You are responsible for End Users use of Amazon WAM. You are responsible for determining End User policies and configuring End User policy controls for using applications via Amazon WAM.

46.	AWS Marketplace for Desktop Apps

46.1 The AWS Marketplace for Desktop Apps is a venue operated by AWS that allows Content to be offered, sold, and bought. Content may be sold by AWS or a third party, and the party offering or selling the Content may specify separate terms and conditions and privacy policies for the use of the Content.

46.2 Except to the extent Content is provided to you under a separate license that expressly states otherwise, neither you nor any End User may, or may attempt to, (a) modify, alter, tamper with, repair, or otherwise create derivative works of any

Content, (b) reverse engineer, disassemble, or decompile the Content or apply any other process or procedure to derive the source code of any software included in the Content, (c) resell or sublicense the Content, (d) transfer Content outside the Services without specific authorization to do so, or (e) tamper with or circumvent any controls or make unauthorized copies of the Content.

46.3 AWS may stop providing the AWS Marketplace for Desktop Apps (or any features of or listings within the AWS Marketplace for Desktop Apps) to you at AWS’s sole discretion, without prior notice to you. In addition, AWS may disable or remove Content already purchased, if AWS determines in its sole discretion that the Content may violate any AWS policies or any other regulations, policies or laws.

46.4 You authorize AWS, its affiliates, and its third-party payment processors and any service providers to charge the payment method you select in your AWS account for Content that you purchase in the AWS Marketplace for Desktop Apps. This may include one-time payments as well as recurring payments. A “recurring payment” is a payment that occurs at the specified intervals and amounts provided at the time of purchase (e.g., annually or monthly). The applicable charge for the Content is listed on the confirmation screen when you place your order. Your authorizations will remain until cancelled. If a subscription is purchased after the first of a month, then the monthly price for that Content will be adjusted on a pro rata basis from the first day it was active to the end of that month. If a subscription is cancelled before the end of a

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month, then the entire monthly charge will still apply. Unless we specify otherwise, only valid credit cards may be used to purchase a recurring payment subscription.

46.5 Third-party support information for each subscription, if any, is set forth on the detail page for the Content. While AWS may help facilitate the resolution of disputes between you and third-party Content creators, for the Content, AWS does not guarantee the quality, safety or legality of items advertised, and support for the Content is the obligation of the third-party Content creator.

46.6 If the Content is offered, sold, or resold by AWS, then it is subject to the terms on the Content’s detail page. If the Content is offered or sold by a third party, that party will be the seller of record for the Content. AWS is not a party to the terms with respect to Content offered or sold by third parties. Any Content offered or sold by third parties through the AWS Marketplace for Desktop Apps constitutes “Third Party Content” under the Agreement. While AWS may help facilitate the resolution of disputes between you and third parties, AWS is not responsible for Third Party Content and has no control over and does not guarantee the quality, safety or legality of items advertised, the truth or accuracy of Third Party Content or listings, or the ability of sellers to offer the Content.

© 2015, Amazon Web Services, Inc. or its affiliates. All rights reserved.

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AWS Customer Agreement

This AWS Customer Agreement (this “Agreement”) contains the terms and conditions that govern your access to and use of the Service Offerings (as defined below) and is an agreement between Amazon Web Services, Inc. (“AWS,” “we,” “us,” or “our”) and you or the entity you represent (“you”). This Agreement takes effect when you click an “I Accept” button or check box presented with these terms or, if earlier, when you use any of the Service Offerings (the “Effective Date”). You represent to us that you are lawfully able to enter into contracts (e.g., you are not a minor). If you are entering into this Agreement for an entity, such as the company you work for, you represent to us that you have legal authority to bind that entity. Please see Section 14 for definitions of certain capitalized terms used in this Agreement.

1. Use of the Service Offerings.

1.1 Generally. You may access and use the Service Offerings in accordance with this Agreement. Service Level Agreements may apply to certain Service Offerings. You will adhere to all laws, rules, and regulations applicable to your use of the Service Offerings, including the Service Terms, the Acceptable Use Policy and the other Policies as defined in Section 14.

1.2 Your Account. To access the Services, you must create an AWS account associated with a valid e-mail address. Unless explicitly permitted by the Service Terms, you may only create one account per email address. You are responsible for all activities that occur under your account, regardless of whether the activities are undertaken by you, your employees or a third party (including your contractors or agents) and, except to the extent caused by our breach of this Agreement, we and our affiliates are not responsible for unauthorized access to your account. You will contact us immediately if you believe an unauthorized third party may be using your account or if your account information is lost or stolen. You may terminate your account and this Agreement at any time in accordance with Section 7.

1.3 Support to You. If you would like support for the Services other than the support we generally provide to other users of the Services without charge, you may enroll for customer support in accordance with the terms of the AWS Support Guidelines.

1.4 Third Party Content. Third Party Content, such as software applications provided by third parties, may be made available directly to you by other companies or individuals under separate terms and conditions, including separate fees and charges. Because we may not have tested or screened the Third Party Content, your use of any Third Party Content is at your sole risk.

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2. Changes.

2.1 To the Service Offerings. We may change, discontinue, or deprecate any of the Service Offerings (including the Service Offerings as a whole) or change or remove features or functionality of the Service Offerings from time to time. We will notify you of any material change to or discontinuation of the Service Offerings.

2.2 To the APIs. We may change, discontinue or deprecate any APIs for the Services from time to time but will use commercially reasonable efforts to continue supporting the previous version of any API changed, discontinued, or deprecated for 12 months after the change, discontinuation, or deprecation (except if doing so (a) would pose a security or intellectual property issue, (b) is economically or technically burdensome, or (c) is needed to comply with the law or requests of governmental entities).

2.3 To the Service Level Agreements. We may change, discontinue or add Service Level Agreements from time to time in accordance with Section 12.

3. Security and Data Privacy.

3.1 AWS Security. Without limiting Section 10 or your obligations under Section 4.2, we will implement reasonable and appropriate measures designed to help you secure Your Content against accidental or unlawful loss, access or disclosure.

3.2 Data Privacy. We participate in the safe harbor programs described in the Privacy Policy. You may specify the AWS regions in which Your Content will be stored and accessible by End Users. We will not move Your Content from your selected AWS regions without notifying you, unless required to comply with the law or requests of governmental entities. You consent to our collection, use and disclosure of information associated with the Service Offerings in accordance with our Privacy Policy, and to the processing of Your Content in, and the transfer of Your Content into, the AWS regions you select.

4. Your Responsibilities

4.1 Your Content. You are solely responsible for the development, content, operation, maintenance, and use of Your Content. For example, you are solely responsible for:

(a) the technical operation of Your Content, including ensuring that calls you make to any Service are compatible with then-current APIs for that Service;

(b) compliance of Your Content with the Acceptable Use Policy, the other Policies, and the law;

(c) any claims relating to Your Content; and

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(d) properly handling and processing notices sent to you (or any of your affiliates) by any person claiming that Your Content violate such person’s rights, including notices pursuant to the Digital Millennium Copyright Act.

4.2 Other Security and Backup. You are responsible for properly configuring and using the Service Offerings and taking your own steps to maintain appropriate security, protection and backup of Your Content, which may include the use of encryption technology to protect Your Content from unauthorized access and routine archiving Your Content. AWS log-in credentials and private keys generated by the Services are for your internal use only and you may not sell, transfer or sublicense them to any other entity or person, except that you may disclose your private key to your agents and subcontractors performing work on your behalf.

4.3 End User Violations. You will be deemed to have taken any action that you permit, assist or facilitate any person or entity to take related to this Agreement, Your Content or use of the Service Offerings. You are responsible for End Users’ use of Your Content and the Service Offerings. You will ensure that all End Users comply with your obligations under this Agreement and that the terms of your agreement with each End User are consistent with this Agreement. If you become aware of any violation of your obligations under this Agreement by an End User, you will immediately terminate such End User’s access to Your Content and the Service Offerings.

4.4 End User Support. You are responsible for providing customer service (if any) to End Users. We do not provide any support or services to End Users unless we have a separate agreement with you or an End User obligating us to provide support or services.

5. Fees and Payment

5.1. Service Fees. We calculate and bill fees and charges monthly. We may bill you more frequently for fees accrued if we suspect that your account is fraudulent or at risk of non-payment. You will pay us the applicable fees and charges for use of the Service Offerings as described on the AWS Site using one of the payment methods we support. All amounts payable under this Agreement will be made without setoff or counterclaim, and without any deduction or withholding. Fees and charges for any new Service or new feature of a Service will be effective when we post updated fees and charges on the AWS Site unless we expressly state otherwise in a notice. We may increase or add new fees and charges for any existing Services by giving you at least 30 days’ advance notice. We may charge you interest at the rate of 1.5% per month (or the highest rate permitted by law, if less) on all late payments.

5.2 Taxes. All fees and charges payable by you are exclusive of applicable taxes and duties, including VAT and applicable sales tax. You will provide us any information we reasonably request to determine whether we are obligated to collect VAT from you, including your VAT identification number. If you are legally entitled to an exemption from any sales, use, or similar transaction tax,

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you are responsible for providing us with legally-sufficient tax exemption certificates for each taxing jurisdiction. We will apply the tax exemption certificates to charges under your account occurring after the date we receive the tax exemption certificates. If any deduction or withholding is required by law, you will notify us and will pay us any additional amounts necessary to ensure that the net amount that we receive, after any deduction and withholding, equals the amount we would have received if no deduction or withholding had been required. Additionally, you will provide us with documentation showing that the withheld and deducted amounts have been paid to the relevant taxing authority.

6. Temporary Suspension

6.1 Generally. We may suspend your or any End User’s right to access or use any portion or all of the Service Offerings immediately upon notice to you if we determine:

(a) your or an End User’s use of or registration for the Service Offerings (i) poses a security risk to the Service Offerings or any third party, (ii) may adversely impact the Service Offerings or the systems or Content of any other AWS customer, (iii) may subject us, our affiliates, or any third party to liability, or (iv) may be fraudulent;

(b) you are, or any End User is, in breach of this Agreement, including if you are delinquent on your payment obligations for more than 15 days; or

(c) you have ceased to operate in the ordinary course, made an assignment for the benefit of creditors or similar disposition of your assets, or become the subject of any bankruptcy, reorganization, liquidation, dissolution or similar proceeding.

6.2 Effect of Suspension. If we suspend your right to access or use any portion or all of the Service Offerings:

(a) you remain responsible for all fees and charges you have incurred through the date of suspension;

(b) you remain responsible for any applicable fees and charges for any Service Offerings to which you continue to have access, as well as applicable data storage fees and charges, and fees and charges for in-process tasks completed after the date of suspension;

(c) you will not be entitled to any service credits under the Service Level Agreements for any period of suspension; and

(d) we will not erase any of Your Content as a result of your suspension, except as specified elsewhere in this Agreement.

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Our right to suspend your or any End User’s right to access or use the Service Offerings is in addition to our right to terminate this Agreement pursuant to Section 7.2.

7. Term; Termination

7.1. Term. The term of this Agreement will commence on the Effective Date and will remain in effect until terminated by you or us in accordance with Section 7.2.

7.2 Termination.

(a) Termination for Convenience. You may terminate this Agreement for any reason by: (i) providing us notice and (ii) closing your account for all Services for which we provide an account closing mechanism. We may terminate this Agreement for any reason by providing you 30 days advance notice.

(b) Termination for Cause.

(i) By Either Party. Either party may terminate this Agreement for cause upon 30 days advance notice to the other party if there is any material default or breach of this Agreement by the other party, unless the defaulting party has cured the material default or breach within the 30 day notice period.

(ii) By Us. We may also terminate this Agreement immediately upon notice to you (A) for cause, if any act or omission by you or any End User results in a suspension described in Section 6.1, (B) if our relationship with a third party partner who provides software or other technology we use to provide the Service Offerings expires, terminates or requires us to change the way we provide the software or other technology as part of the Services, (c) if we believe providing the Services could create a substantial economic or technical burden or material security risk for us, (D) in order to comply with the law or requests of governmental entities, or (E) if we determine use of the Service Offerings by you or any End Users or our provision of any of the Services to you or any End Users has become impractical or unfeasible for any legal or regulatory reason.

7.3. Effect of Termination.

(a) Generally. Upon any termination of this Agreement:

(i) all your rights under this Agreement immediately terminate;

(ii) you remain responsible for all fees and charges you have incurred through the date of termination, including fees and charges for in-process tasks completed after the date of termination;

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(iii) you will immediately return or, if instructed by us, destroy all AWS Content in your possession; and

(iv) Sections 4.1, 5.2, 7.3, 8 (except the license granted to you in Section 8.4), 9, 10, 11, 13 and 14 will continue to apply in accordance with their terms.

(b) Post-Termination Assistance. Unless we terminate your use of the Service Offerings pursuant to Section 7.2(b), during the 30 days following termination:

(i) we will not erase any of Your Content as a result of the termination;

(ii) you may retrieve Your Content from the Services only if you have paid any charges for any post-termination use of the Service Offerings and all other amounts due; and

(iii) we will provide you with the same post-termination data retrieval assistance that we generally make available to all customers.

Any additional post-termination assistance from us is subject to mutual agreement by you and us.

8. Proprietary Rights

8.1 Your Content. As between you and us, you or your licensors own all right, title, and interest in and to Your Content. Except as provided in this Section 8, we obtain no rights under this Agreement from you or your licensors to Your Content, including any related intellectual property rights. You consent to our use of Your Content to provide the Service Offerings to you and any End Users. We may disclose Your Content to provide the Service Offerings to you or any End Users or to comply with any request of a governmental or regulatory body (including subpoenas or court orders).

8.2 Your Submissions. Your Submissions will be governed by the terms of the Apache Software License, unless you specify one of our other supported licenses at the time you submit Your Submission.

8.3 Adequate Rights. You represent and warrant to us that: (a) you or your licensors own all right, title, and interest in and to Your Content and Your Submissions; (b) you have all rights in Your Content and Your Submissions necessary to grant the rights contemplated by this Agreement; and (c) none of Your Content, Your Submissions or End Users’ use of Your Content, Your Submissions or the Services Offerings will violate the Acceptable Use Policy.

8.4 Service Offerings License. As between you and us, we or our affiliates or licensors own and reserve all right, title, and interest in and to the Service Offerings. We grant you a limited, revocable, non-exclusive, non-sublicensable, non-transferrable license to do the following during the Term: (i) access and use the Services solely in accordance with this Agreement; and (ii) copy and use the AWS Content solely in connection with your permitted use of the Services. Except as provided in this

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Section 8.4, you obtain no rights under this Agreement from us or our licensors to the Service Offerings, including any related intellectual property rights. Some AWS Content may be provided to you under a separate license, such as the Apache Software License or other open source license. In the event of a conflict between this Agreement and any separate license, the separate license will prevail with respect to that AWS Content.

8.5 License Restrictions. Neither you nor any End User may use the Service Offerings in any manner or for any purpose other than as expressly permitted by this Agreement. Neither you nor any End User may, or may attempt to, (a) modify, alter, tamper with, repair, or otherwise create derivative works of any software included in the Service Offerings (except to the extent software included in the Service Offerings are provided to you under a separate license that expressly permits the creation of derivative works), (b) reverse engineer, disassemble, or decompile the Service Offerings or apply any other process or procedure to derive the source code of any software included in the Service Offerings, (c) access or use the Service Offerings in a way intended to avoid incurring fees or exceeding usage limits or quotas, or (d) resell or sublicense the Service Offerings. All licenses granted to you in this Agreement are conditional on your continued compliance this Agreement, and will immediately and automatically terminate if you do not comply with any term or condition of this Agreement. During and after the Term, you will not assert, nor will you authorize, assist, or encourage any third party to assert, against us or any of our affiliates, customers, vendors, business partners, or licensors, any patent infringement or other intellectual property infringement claim regarding any Service Offerings you have used. You may only use the AWS Marks in accordance with the Trademark Use Guidelines.

8.6 Suggestions. If you provide any Suggestions to us or our affiliates, we will own all right, title, and interest in and to the Suggestions, even if you have designated the Suggestions as confidential. We and our affiliates will be entitled to use the Suggestions without restriction. You hereby irrevocably assign to us all right, title, and interest in and to the Suggestions and agree to provide us any assistance we may require to document, perfect, and maintain our rights in the Suggestions.

9. Indemnification.

9.1. General. You will defend, indemnify, and hold harmless us, our affiliates and licensors, and each of their respective employees, officers, directors, and representatives from and against any claims, damages, losses, liabilities, costs, and expenses (including reasonable attorneys’ fees) arising out of or relating to any third party claim concerning: (a) your or any End Users’ use of the Service Offerings (including any activities under your AWS account and use by your employees and personnel); (b) breach of this Agreement or violation of applicable law by you or any End User; (c) Your Content or the combination of Your Content with other applications, content or processes, including any claim involving alleged infringement or misappropriation of third-party rights by Your Content or by the use, development, design, production, advertising or marketing of Your Content; or

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(d) a dispute between you and any End User. If we or our affiliates are obligated to respond to a third party subpoena or other compulsory legal order or process described above, you will also reimburse us for reasonable attorneys’ fees, as well as our employees’ and contractors’ time and materials spent responding to the third party subpoena or other compulsory legal order or process at our then-current hourly rates.

9.2. Process. We will promptly notify you of any claim subject to Section 9.1, but our failure to promptly notify you will only affect your obligations under Section 9.1 to the extent that our failure prejudices your ability to defend the claim. You may: (a) use counsel of your own choosing (subject to our written consent) to defend against any claim; and (b) settle the claim as you deem appropriate, provided that you obtain our prior written consent before entering into any settlement. We may also assume control of the defense and settlement of the claim at any time.

10. Disclaimers.

THE SERVICE OFFERINGS ARE PROVIDED “AS IS.” WE AND OUR AFFILIATES AND LICENSORS MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE REGARDING THE SERVICE OFFERINGS OR THE THIRD PARTY CONTENT, INCLUDING ANY WARRANTY THAT THE SERVICE OFFERINGS OR THIRD PARTY CONTENT WILL BE UNINTERRUPTED, ERROR FREE OR FREE OF HARMFUL COMPONENTS, OR THAT ANY CONTENT, INCLUDING YOUR CONTENT OR THE THIRD PARTY CONTENT, WILL BE SECURE OR NOT OTHERWISE LOST OR DAMAGED. EXCEPT TO THE EXTENT PROHIBITED BY LAW, WE AND OUR AFFILIATES AND LICENSORS DISCLAIM ALL WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, SATISFACTORY QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR QUIET ENJOYMENT, AND ANY WARRANTIES ARISING OUT OF ANY COURSE OF DEALING OR USAGE OF TRADE.

11. Limitations of Liability.

WE AND OUR AFFILIATES OR LICENSORS WILL NOT BE LIABLE TO YOU FOR ANY DIRECT, INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES (INCLUDING DAMAGES FOR LOSS OF PROFITS, GOODWILL, USE, OR DATA), EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. FURTHER, NEITHER WE NOR ANY OF OUR AFFILIATES OR LICENSORS WILL BE RESPONSIBLE FOR ANY COMPENSATION, REIMBURSEMENT, OR DAMAGES ARISING IN CONNECTION WITH: (A) YOUR INABILITY TO USE THE SERVICES, INCLUDING AS A RESULT OF ANY (I) TERMINATION OR SUSPENSION OF THIS AGREEMENT OR YOUR USE OF OR ACCESS TO THE SERVICE OFFERINGS, (II) OUR DISCONTINUATION OF ANY OR ALL OF THE SERVICE OFFERINGS, OR, (III) WITHOUT LIMITING ANY OBLIGATIONS UNDER THE SLAS, ANY UNANTICIPATED OR UNSCHEDULED DOWNTIME OF ALL OR A PORTION OF THE SERVICES

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FOR ANY REASON, INCLUDING AS A RESULT OF POWER OUTAGES, SYSTEM FAILURES OR OTHER INTERRUPTIONS; (B) THE COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES; (c) ANY INVESTMENTS, EXPENDITURES, OR COMMITMENTS BY YOU IN CONNECTION WITH THIS AGREEMENT OR YOUR USE OF OR ACCESS TO THE SERVICE OFFERINGS; OR (D) ANY UNAUTHORIZED ACCESS TO, ALTERATION OF, OR THE DELETION, DESTRUCTION, DAMAGE, LOSS OR FAILURE TO STORE ANY OF YOUR CONTENT OR OTHER DATA. IN ANY CASE, OUR AND OUR AFFILIATES’ AND LICENSORS’ AGGREGATE LIABILITY UNDER THIS AGREEMENT WILL BE LIMITED TO THE AMOUNT YOU ACTUALLY PAY US UNDER THIS AGREEMENT FOR THE SERVICE THAT GAVE RISE TO THE CLAIM DURING THE 12 MONTHS PRECEDING THE CLAIM.

12. Modifications to the Agreement.

We may modify this Agreement (including any Policies) at any time by posting a revised version on the AWS Site or by otherwise notifying you in accordance with Section 13.7; provided, however, that we will provide at least 90 days advance notice in accordance with Section 13.7 for adverse changes to any Service Level Agreement. Subject to the 90-day advance notice requirement with respect to adverse changes to Service Level Agreements, the modified terms will become effective upon posting or, if we notify you by email, as stated in the email message. By continuing to use the Service Offerings after the effective date of any modifications to this Agreement, you agree to be bound by the modified terms. It is your responsibility to check the AWS Site regularly for modifications to this Agreement. We last modified this Agreement on the date listed at the end of this Agreement.

13. Miscellaneous.

13.1 Confidentiality and Publicity. You may use AWS Confidential information only in connection with your use of the Service Offerings as permitted under this Agreement. You will not disclose AWS Confidential Information during the Term or at any time during the 5 year period following the end of the Term. You will take all reasonable measures to avoid disclosure, dissemination or unauthorized use of AWS Confidential Information, including, at a minimum, those measures you take to protect your own confidential information of a similar nature. You will not issue any press release or make any other public communication with respect to this Agreement or your use of the Service Offerings. You will not misrepresent or embellish the relationship between us and you (including by expressing or implying that we support, sponsor, endorse, or contribute to you or your business endeavors), or express or imply any relationship or affiliation between us and you or any other person or entity except as expressly permitted by this Agreement.

13.2 Force Majeure. We and our affiliates will not be liable for any delay or failure to perform any obligation under this Agreement where the delay or failure results from any cause beyond our reasonable control, including acts of God, labor disputes or other industrial disturbances, systemic

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electrical, telecommunications, or other utility failures, earthquake, storms or other elements of nature, blockages, embargoes, riots, acts or orders of government, acts of terrorism, or war.

13.3 Independent Contractors; Non-Exclusive Rights. We and you are independent contractors, and neither party, nor any of their respective affiliates, is an agent of the other for any purpose or has the authority to bind the other. Both parties reserve the right (a) to develop or have developed for it products, services, concepts, systems, or techniques that are similar to or compete with the products, services, concepts, systems, or techniques developed or contemplated by the other party and (b) to assist third party developers or systems integrators who may offer products or services which compete with the other party’s products or services.

13.4 No Third Party Beneficiaries. This Agreement does not create any third party beneficiary rights in any individual or entity that is not a party to this Agreement.

13.5 U.S. Government Rights. The Service Offerings are provided to the U.S. Government as “commercial items,” “commercial computer software,” “commercial computer software documentation,” and “technical data” with the same rights and restrictions generally applicable to the Service Offerings. If you are using the Service Offerings on behalf of the U.S. Government and these terms fail to meet the U.S. Government’s needs or are inconsistent in any respect with federal law, you will immediately discontinue your use of the Service Offerings. The terms “commercial item” “commercial computer software,” “commercial computer software documentation,” and “technical data” are defined in the Federal Acquisition Regulation and the Defense Federal Acquisition Regulation Supplement.

13.6 Import and Export Compliance. In connection with this Agreement, each party will comply with all applicable import, re-import, export, and re-export control laws and regulations, including the Export Administration Regulations, the International Traffic in Arms Regulations, and country-specific economic sanctions programs implemented by the Office of Foreign Assets Control. For clarity, you are solely responsible for compliance related to the manner in which you choose to use the Service Offerings, including your transfer and processing of Your Content, the provision of Your Content to End Users, and the AWS region in which any of the foregoing occur.

13.7 Notice.

(a) To You. We may provide any notice to you under this Agreement by: (i) posting a notice on the AWS Site; or (ii) sending a message to the email address then associated with your account. Notices we provide by posting on the AWS Site will be effective upon posting and notices we provide by email will be effective when we send the email. It is your responsibility to keep your email address current. You will be deemed to have received any email sent to the email address then associated with your account when we send the email, whether or not you actually receive the email.

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(b) To Us. To give us notice under this Agreement, you must contact AWS as follows: (i) by facsimile transmission to 206-266-7010; or (ii) by personal delivery, overnight courier or registered or certified mail to Amazon Web Services, Inc., 410 Terry Avenue North, Seattle, WA 98109-5210. We may update the facsimile number or address for notices to us by posting a notice on the AWS Site. Notices provided by personal delivery will be effective immediately. Notices provided by facsimile transmission or overnight courier will be effective one business day after they are sent. Notices provided registered or certified mail will be effective three business days after they are sent.

(c) Language. All communications and notices to be made or given pursuant to this Agreement must be in the English language.

13.8 Assignment. You will not assign this Agreement, or delegate or sublicense any of your rights under this Agreement, without our prior written consent. Any assignment or transfer in violation of this Section 13.8 will be void. Subject to the foregoing, this Agreement will be binding upon, and inure to the benefit of the parties and their respective successors and assigns.

13.9 No Waivers. The failure by us to enforce any provision of this Agreement will not constitute a present or future waiver of such provision nor limit our right to enforce such provision at a later time. All waivers by us must be in writing to be effective.

13.10 Severability. If any portion of this Agreement is held to be invalid or unenforceable, the remaining portions of this Agreement will remain in full force and effect. Any invalid or unenforceable portions will be interpreted to effect and intent of the original portion. If such construction is not possible, the invalid or unenforceable portion will be severed from this Agreement but the rest of the Agreement will remain in full force and effect.

13.11 Governing Law; Venue. The laws of the State of Washington, without reference to conflict of law rules, govern this Agreement and any dispute of any sort that might arise between you and us. Any dispute relating in any way to the Service Offerings or this Agreement where a party seeks aggregate relief of $7,500 or more will be adjudicated in any state or federal court in King County, Washington. You consent to exclusive jurisdiction and venue in those courts. We may seek injunctive or other relief in any state, federal, or national court of competent jurisdiction for any actual or alleged infringement of our, our affiliates, or any third party’s intellectual property or other proprietary rights. The United Nations Convention for the International Sale of Goods does not apply to this Agreement.

13.12 Entire Agreement; English Language. This Agreement includes the Policies and is the entire agreement between you and us regarding the subject matter of this Agreement. This Agreement supersedes all prior or contemporaneous representations, understandings, agreements, or communications between you and us, whether written or verbal, regarding the subject matter of this Agreement. Notwithstanding any other agreement between you and us, the security and data

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privacy provisions in Section 3 of this Agreement contain our and our affiliates’ entire obligation regarding the security, privacy and confidentiality of Your Content. We will not be bound by, and specifically object to, any term, condition or other provision which is different from or in addition to the provisions of this Agreement (whether or not it would materially alter this Agreement) and which is submitted by you in any order, receipt, acceptance, confirmation, correspondence or other document. If the terms of this document are inconsistent with the terms contained in any Policy, the terms contained in this document will control, except that the Service Terms will control over this document. If we provide a translation of the English language version of this Agreement, the English language version of the Agreement will control if there is any conflict.

14. Definitions.

“Acceptable Use Policy” means the policy currently available at http://aws.amazon.com/aup, as it may be updated by us from time to time.

“API” means an application program interface.

“AWS Confidential Information” means all nonpublic information disclosed by us, our affiliates, business partners or our or their respective employees, contractors or agents that is designated as confidential or that, given the nature of the information or circumstances surrounding its disclosure, reasonably should be understood to be confidential. AWS Confidential Information includes: (a) nonpublic information relating to our or our affiliates or business partners’ technology, customers, business plans, promotional and marketing activities, finances and other business affairs; (b) third-party information that we are obligated to keep confidential; and (c) the nature, content and existence of any discussions or negotiations between you and us or our affiliates. AWS Confidential Information does not include any information that: (i) is or becomes publicly available without breach of this Agreement; (ii) can be shown by documentation to have been known to you at the time of your receipt from us; (iii) is received from a third party who did not acquire or disclose the same by a wrongful or tortious act; or (iv) can be shown by documentation to have been independently developed by you without reference to the AWS Confidential Information.

“AWS Content” means Content we or any of its affiliates make available in connection with the Services or on the AWS Site to allow access to and use of the Services, including WSDLs; Documentation; sample code; software libraries; command line tools; and other related technology. AWS Content does not include the Services.

“AWS Marks” means any trademarks, service marks, service or trade names, logos, and other designations of AWS and its affiliates that we may make available to you in connection with this Agreement.

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“AWS Support Guidelines” means the guidelines currently available at http://aws.amazon.com/premiumsupport/guidelines, as they may be updated by us from time to time.

“AWS Site” means http://aws.amazon.com and any successor or related site designated by us.

“Content” means software (including machine images), data, text, audio, video, images or other content.

“Documentation” means the developer guides, getting started guides, user guides, quick reference guides, and other technical and operations manuals and specifications for the Services located at http://aws.amazon.com/documentation, as such documentation may be updated by us from time to time.

“End User” means any individual or entity that directly or indirectly through another user: (a) accesses or uses Your Content; or (b) otherwise accesses or uses the Service Offerings under your account. The term “End User” does not include individuals or entities when they are accessing or using the Services or any Content under their own AWS account, rather than your account.

“Policies” means the Acceptable Use Policy, the Site Terms, the Service Terms, the Trademark Use Guidelines, all restrictions described in the AWS Content and on the AWS Site, and any other policy or terms referenced in or incorporated into this Agreement. Policies does not include whitepapers or other marketing materials referenced on the AWS Site.

“Privacy Policy” means the privacy policy currently referenced at http://aws.amazon.com/privacy, as it may be updated by us from time to time.

“Service” means each of the web services made available by us or our affiliates, including those web services described in the Service Terms.

“Service Level Agreement” means all service level agreements that we offer with respect to the Services and post on the AWS Site, as they may be updated by us from time to time. The service level agreements we currently offer with respect to the Services are located athttp://aws.amazon.com/ec2-sla/, http://aws.amazon.com/s3-sla/, http://aws.amazon.com/cloudfront/sla,http://aws.amazon.com/route53/sla and http://aws.amazon.com/rds/sla.

“Service Offerings” means the Services (including associated APIs), the AWS Content, the AWS Marks, the AWS Site, and any other product or service provided by us under this Agreement. Service Offerings do not include Third Party Content.

“Service Terms” means the rights and restrictions for particular Services located at http://aws.amazon.com/serviceterms, as they may be updated by us from time to time.

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“Site Terms” means the terms of use located at http://aws.amazon.com/terms/, as they may be updated by us from time to time.

“Suggestions” means all suggested improvements to the Service Offerings that you provide to us.

“Term” means the term of this Agreement described in Section 7.1.

“Third Party Content” means Content made available to you by any third party on the AWS Site or in conjunction with the Services.

“Trademark Use Guidelines” means the guidelines and license located at http://aws.amazon.com/trademark-guidelines/, as they may be updated by us from time to time.

“Your Content” means Content you or any End User (a) run on the Services, (b) cause to interface with the Services, or (c) upload to the Services under your account or otherwise transfer, process, use or store in connection with your account.

“Your Submissions” means Content that you post or otherwise submit to developer forums, sample code repositories, public data repositories, or similar community-focused areas of the AWS Site or the Services.

Last updated June 19, 2015

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